EXHIBIT 10.1
[CONFORMED COPY]

STOCK PURCHASE AGREEMENT

Between
EMDEON CORPORATION
and
SAGE SOFTWARE, INC.
Dated as of August 8, 2006

i

EXHIBITS

1.01(a)	Certain Seller Trademarks

1.01(b)	Form of Escrow Agreement

1.01(c)	Form of Indemnity Agreement

1.01(d)	Intercompany Agreements

1.01(e)	Title Reports

1.01(f)	Seller’s Knowledge

1.01(g)	Form of Transition Services Agreement

2.04(a)	Certain Events Immediately Prior to the Closing

2.08(a)(ii)	Illustrative Net Working Capital Calculation

3.07(b)	Financial-Statement Line Items and Adjustments

5.01	Conduct of Business Prior to the Closing

5.02(d)(iii)	Access to Information

5.08	Shared Contracts

5.09	Occurrence Policies

5.10(a)(i)(A)	Company Contracts

5.10(a)(i)(B)	Guarantees

6.01	Notification Regarding Certain Employees

9.02(iii)	Specific Indemnities

v

          STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 8, 2006, between EMDEON CORPORATION, a Delaware corporation (the “Seller”), and SAGE SOFTWARE, INC., a Virginia corporation (the “Purchaser”).
          WHEREAS, the Seller owns all the issued and outstanding shares of common stock, $0.01 par value per share (the “Shares”), of Emdeon Practice Services, Inc., a Delaware corporation (“Emdeon Practice Services”);
          WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, all upon the terms and subject to the conditions set forth herein; and
          WHEREAS, The Sage Group plc (the “Guarantor”), the indirect owner of 100% of the capital stock of the Purchaser, is a party to this Agreement solely as a guarantor of the Purchaser’s obligations under this Agreement and for certain other limited matters specified on the signature page hereof.
          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.01 Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Ancillary Agreements” means the Indemnity Agreement, the Transition Services Agreement and the Escrow Agreement.
          “Books and Records” means the books and records, computer data, computer tapes, electronic media, information, lists and other materials and information maintained, created or prepared by the Companies.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
          “Cash” means cash, cash equivalents and short-term investments.
          “Certain Seller Trademarks” means the names “WebMD,” “Healtheon,” “Emdeon” and “Medscape”, any confusingly similar name, trademark or service mark, or any name, trademark or service mark or graphic or logo that incorporates any such name in its entirety or that is identified on Exhibit 1.01(a).
          “Closing Date” shall be the date on which the Closing shall occur in accordance with Section 2.03.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Companies” means: Emdeon Practice Services; Personal Best!, Inc.; Peachtree Associates, Inc.; United Software Architects, Inc.; Adaptive Health Systems of Arizona, Inc.; Medical Manager Research & Development, LLC; Medical Manager PCN, Inc.; MedWare Solutions, Inc.; and Benchmark Systems, Inc. of Louisiana.
          “Company Contract” means any Contract to which the Seller or any of its Affiliates (other than the Companies) is a party (other than a Shared Contract) that solely benefits a Company or Companies.
          “Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
          “Conveyance Taxes” means sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar Taxes.
          “Current Assets” means the sum of the current assets included on a specified balance sheet in the captions “Cash and cash equivalents,” “Accounts receivable, net of allowance for doubtful accounts,” “Inventory” (net of any inventory reserves) and “Prepaid expenses and other current assets”; provided, that “Current Assets” shall exclude refunds and receivables for Excluded Taxes; provided, further, that “Cash and cash equivalents” shall include security deposits to the extent such items are included in long-term assets on the related specified balance sheet.
          “Current Liabilities” means the sum of the current liabilities included on a specified balance sheet in the captions “Accounts payable,” “Accrued expenses” and “Deferred revenue”; provided, that “Current Liabilities” shall exclude Excluded Taxes.
          “Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement, delivered by the Seller to the Purchaser in connection with this Agreement.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, restriction on disposition, adverse claim of ownership or use, lien or other similar encumbrance of any kind, whether imposed by agreement, law or otherwise, other than any licenses of Intellectual Property Rights.
          “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging potential liability of any kind arising out of, based on or resulting from the presence, or release into the environment, of, or exposure to, any Hazardous Substances, or any violation, or alleged violation, of any Environmental Law.
          “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, and common law, relating to pollution or protection of human health or the environment, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, and endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.
          “Environmental Permit” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.
          “Escrow Agreement” means the Escrow Agreement to be executed at the Closing by the Seller, the Purchaser and the escrow agent named therein in the form of Exhibit 1.01(b), with such changes therein as are reasonably requested by the escrow agent.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Taxes” means: (a) Taxes imposed on or payable by any Company for any taxable period that ends on or before the date of the Closing; (b) with respect to Straddle Periods, Taxes imposed on any Company which are allocable, pursuant to Section 7.01(b), to the portion of such period ending on the date of the Closing; (c) Taxes for which any Company is held liable under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign law) by reason of any Company being included in any consolidated, affiliated, combined or unitary group with the Seller (or any Affiliates of the Seller) at any time before the date of the Closing; and (d) Taxes arising from the transactions contemplated by Section 2.04.
          “Foreign Intellectual Property Rights” means all foreign intellectual property rights and proprietary rights, including all foreign: (i) patents and industrial design registrations (including any continuations, divisional, continuations-in-part, renewals, reissues, and applications for any of the foregoing), (ii) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated therewith, (iii) copyrights, including copyrights in Software, and (iv) registrations and applications for registration of the foregoing.
          “GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

          “Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Hazardous Substances” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, petroleum and petroleum derivatives, chemicals, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins, and other substances, materials and wastes defined in or regulated under any Environmental Laws.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Indebtedness” means (a) all indebtedness for borrowed money, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable, (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit and (e) all guarantees and arrangements having the economic effect of a guarantee of or by a Person of any Indebtedness of any other Person; provided, that Indebtedness shall not include obligations under financing or capital leases or trade payables in the ordinary course of business. For the avoidance of doubt, with respect to the Companies, Indebtedness shall include any of the liabilities and obligations described in clauses (a) through (e) above between the Seller and any of its Affiliates (other than the Companies), on the one hand, and any of the Companies, on the other hand.
          “Indemnified Party” means the Purchaser and each of its Affiliates (including, from and after the Closing, the Companies) and each of its and their respective officers, directors, employees, successors and assigns, in the case of indemnification pursuant to Section 9.02, or the Seller and each of its Affiliates and its and their respective officers, directors, employees, successors and assigns, in the case of indemnification pursuant to Section 9.03.
          “Indemnifying Party” means the Seller, in the case of indemnification pursuant to Section 9.02, and the Purchaser, in the case of indemnification pursuant to Section 9.03.
          “Indemnity Agreement” means the Indemnity Agreement to be executed by the Seller and the Purchaser at the Closing in the form of Exhibit 1.01(c).
          “Intellectual Property Rights” means all United States intellectual property rights and proprietary rights, including all: (a) patents and industrial design registrations (including any continuations, divisional, continuations-in-part, renewals, reissues, and applications for any of the foregoing), (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated therewith, (c) copyrights, including copyrights in Software, (d) information that is confidential and proprietary, including trade secrets and know-how, and (e) registrations and applications for registration of the foregoing.

          “Intercompany Agreements” means those Contracts listed on Exhibit 1.01(d).
          “IRS” means the Internal Revenue Service of the United States.
          “Law” means any federal, national, supranational, state, provincial, local, foreign or similar statute, law, ordinance, regulation, rule, code, requirement or rule of law (including common law).
          “Leased Real Property” means the real property leased by any Company, in each case, as tenant.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action, Governmental Order or Contract.
          “Material Adverse Effect” means any event, circumstance, change in or effect on the Companies that is materially adverse to the business, assets, results of operations or financial condition of the Companies, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Companies operate (including legal, regulatory or GAAP changes), but only to the extent such events, circumstances, changes or effects do not affect the Companies’ businesses in a materially disproportionate manner; (ii) general economic or political conditions or events, circumstances, changes or effects affecting the financial, securities or commodities markets or other market conditions generally; (iii) changes arising from the consummation of the transactions contemplated by or the announcement of this Agreement; (iv) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement; and (v) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement.
          “Net Working Capital” means the excess of the consolidated Current Assets of the Companies less the consolidated Current Liabilities of the Companies.
          “Owned Real Property” means the real property in which any Company has fee title (or equivalent) interest.
          “Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due or delinquent (or that are being contested in good faith by appropriate proceedings), (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Companies, as the case may be, or pledges, deposits or other liens affected in the ordinary course of business securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (d) matters which would be disclosed by an accurate survey or inspection of the Owned Real Property or Leased Real Property which they encumber; provided, that no such matter renders title unmarketable, and (e) matters reflected on the title reports set forth on Exhibit 1.01(e), other than standard exceptions to title and, with respect to each of clauses (a) through (e), which does not, individually or in the aggregate, materially interfere with the business of the Companies.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
          “Quarterly Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Companies as of June 30, 2006, and the related unaudited consolidated statements of income and cash flows of the Companies for the three-month period ended June 30, 2006.
          “Reference Net Working Capital” means $(22,322,000).
          “Reference Statement Date” means December 31, 2005.
          “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
          “Representatives” means officers, directors, employees, attorneys, accountants, investment bankers, advisors, affiliates or other agents or representatives of a Person.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Seller’s Accountants” means Ernst & Young LLP.
          “Seller’s Knowledge,” “Knowledge of the Seller” or similar terms used in this Agreement mean the actual knowledge after reasonable inquiry, of the Persons listed in Exhibit 1.01(f) (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate and only with respect to those matters contained in such certificate).
          “Shared Contracts” means all Contracts to which the Seller or an Affiliate of the Seller (other than a Company) is a party that benefit a Company, on the one hand, and the Seller or any Affiliate of the Seller (other than a Company), on the other hand.
          “Software” means all computer programs (whether in source code, object code, or other form) and all databases, compilations and data to the extent they are part of any computer programs.
          “Straddle Period” means any taxable period beginning before the Closing Date and ending after the Closing Date.
          “Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, with respect to which a specified Person (or a subsidiary thereof)

has the power, directly or indirectly, through the ownership of securities or otherwise, to elect a majority of directors, or similar managing body.
          “Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, withholding, excise, ad valorem, stamp, transfer, value added and similar taxes.
          “Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.
          “Transaction Expenses” means all out-of-pocket costs and expenses incurred through and including the Closing Date by any of the Companies (including legal, accounting, banking, advisory and other professional fees and expenses) in connection with the preparation and negotiation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.
          “Transition Services Agreement” means the Transition Services Agreement to be executed by the Seller and the Purchaser (or their designees) at the Closing, substantially in the form of Exhibit 1.01(g).
          “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
          “Year End Audited Financial Statements” means the audited consolidated balance sheet of the Companies (the “Year End Audited Balance Sheet”) and the related audited consolidated statements of income and cash flows of the Companies, as of and for the fiscal year ended December 31, 2005.
          Section 1.02 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“AAA”	11.12(b)
“Acquisition Proposal”	5.14
“Action”	1.01
“Affiliate”	1.01
“Agreement”	Preamble
“Allocation”	7.09
“Ancillary Agreements”	1.01
“Authorized Representatives”	11.12(a)
“Books and Records”	1.01
“Business Day”	1.01
“Business Services”	5.07(f)

Definition	Location

“Business Services Shares”	1.01
“Cash”	1.01
“Certain Seller Trademarks”	1.01
“Closing”	2.03
“Closing Balance Sheet”	2.08(a)
“Closing Date”	1.01
“Closing Net Working Capital”	2.08(a)
“Closing Net Working Capital Statement”	2.08(a)
“Closing Payment”	2.02
“Code”	1.01
“Companies”	1.01
“Company Contracts”	1.01
“Compensation Deduction”	7.10(c)
“Competitive Business”	5.07(a)
“Computer Virus”	3.14(h)
“Confidentiality Agreement”	5.03
“Contest”	7.03(b)
“Contract”	1.01
“Conveyance Taxes”	1.01
“Current Assets”	1.01
“Current Liabilities”	1.01
“Disclosure Schedule”	1.01
“Disclosure Schedule Supplement”	5.15(b)
“Dispute”	11.12(a)
“DOJ Losses”	9.04(d)
“Emdeon Practice Services”	Recitals
“Employee List”	6.01(b)
“Encumbrance”	1.01
“Environmental Law”	1.01
“Environmental Permit”	1.01
“ERISA”	3.16(a)
“ERISA Affiliate”	3.16(a)
“Escrow Agreement	1.01
“Escrow Consideration”	2.02
“Escrowed Funds”	2.02
“Estimated Closing Net Working Capital”	2.07(a)
“Estimated Statement of Closing Net Working Capital”	2.07(a)
“Exchange Act”	1.01
“Excluded Taxes”	1.01
“E&Y Audit Opinion”	5.05(a)
“Final Negotiation Period”	11.12(a)
“Foreign Intellectual Property Rights”	1.01
“GAAP”	1.01
“Governmental Authority”	1.01

Definition	Location

“Governmental Order”	1.01
“Guarantees”	5.10(a)
“Guarantor”	Recitals
“Hazardous Substances”	1.01
“HIPAA”	3.12
“HSR Act”	1.01
“Indebtedness”	1.01
“Indemnified Party”	1.01
“Indemnifying Party”	1.01
“Indemnity Agreement”	1.01
“Independent Accounting Firm”	2.08(b)
“Initial Communications”	5.11
“Initial Negotiation Period”	11.12(a)
“Intellectual Property Rights”	1.01
“Intercompany Agreements	1.01
“IRS”	1.01
“Knowledge of the Seller”	1.01
“Law”	1.01
“Leases”	3.15(b)
“Leased Real Property”	1.01
“Liabilities”	1.01
“Losses”	9.02
“Material Adverse Effect”	1.01
“Material Contracts”	3.18(a)
“Material Insurance Policies”	3.19
“Material IP Rights”	3.18(a)(viii)
“Material Software Products”	3.14(f)
“Mediation”	11.12(b)
“Mediation Request”	11.12(b)
“Mediation Rules”	11.12(b)
“Net Working Capital”	1.01
“Occurrence Policies”	5.09
“Open Source Materials”	3.14(g)
“Owned Real Property”	1.01
“Permitted Encumbrances”	1.01
“Person”	1.01
“Plans”	3.16(a)
“Purchase Price”	2.02
“Purchaser”	Preamble
“Qualified Plan”	3.16(d)
“Quarterly Unaudited Financial Statements”	1.01
“Reference Net Working Capital”	1.01
“Reference Statement Date”	1.01
“Regulations”	1.01

Definition	Location

“Related Person”	3.22
“Released Parties”	5.10(a)
“Representatives”	1.01
“Restricted Period”	1.01
“Section 338(h)(10) Election”	7.09
“SEC”	1.01
“Securities Act”	1.01
“Security Deposits”	5.10(a)
“Seller”	Preamble
“Seller Business”	5.07(b)
“Seller Change of Control”	5.07(c)
“Seller Intellectual Property”	5.12(b)
“Seller Options”	7.10(a)
“Seller Restricted Stock”	7.10(b)
“Seller Subsidiaries”	5.07(a)
“Seller’s Accountants”	1.01
“Seller’s Knowledge”	1.01
“Shared Contracts”	1.01
“Shares”	Recitals
“Software”	1.01
“Source Code”	3.14(f)
“Straddle Period”	1.01
“Subsidiaries”	1.01
“Surety Bonds”	5.10(a)
“Tax”	1.01
“Taxes”	1.01
“Tax Returns”	1.01
“Termination Date”	10.01
“Third-Party Claim”	9.05(b)
“Transaction Expenses”	1.01
“Transition Services Agreement”	1.01
“WARN Act”	1.01
“Year End Audited Balance Sheet”	1.01
“Year End Audited Financial Statements”	1.01
“Year End Unaudited Balance Sheet”	3.07(a)
“Year End Unaudited Financial Statements”	3.07(a)
          Section 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or the context otherwise requires:
          (a) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the parties hereto;

          (b) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (c) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (f) the words “material” and “materially” and words of similar import, when used in this Agreement, are to be understood by reference to the businesses, assets and properties of the Companies taken as a whole;
          (g) the words “Company” and “Companies,” when used in Article III, are to be understood as encompassing all of the Companies taken as a whole;
          (h) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (j) references to a Person are also to its successors and permitted assigns; and
          (k) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
PURCHASE AND SALE
          Section 2.01 Purchase Price and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase, the Shares.
          Section 2.02 Purchase Price. Subject to adjustment pursuant to Section 2.07 and Section 2.08, the aggregate purchase price for the Shares shall be $565,000,000 (the “Purchase Price”). The Purchase Price shall be payable in accordance with the following sentence. At the Closing, the Purchaser shall (i) pay $530,000,000, as adjusted pursuant to Section 2.07 (the “Closing Payment”), by wire transfer in immediately available, freely transferable funds to an account or accounts designated by the Seller at least two Business Days prior to the Closing and (ii) deposit $35,000,000 (the “Escrow Consideration”) with the escrow agent set forth in the

Escrow Agreement (the amount held in such account, the “Escrowed Funds”), by wire transfer in immediately available, freely transferable funds.
          Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of O’Melveny & Myers LLP, 7 Times Square, New York, New York, at 10:00 a.m. (Eastern Time) on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 8.01 and Section 8.02 or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing.
          Section 2.04 Certain Events Immediately Prior to the Closing. Immediately prior to the Closing, in addition to such other actions as may be provided for herein:
          (a) except as set forth in Exhibit 2.04(a), the Seller shall (i) use reasonable efforts to cause the Companies to satisfy and pay in full out of their Cash any and all Indebtedness of the Companies as of the Closing Date (excluding trade credit, accounts payable and accrued liabilities incurred in the ordinary course of business) and (ii) cause the Companies to satisfy and pay in full out of their Cash any and all intercompany Indebtedness of the Companies as of the Closing Date; and
          (b) the Seller shall use reasonable efforts to cause the Companies to pay their respective parent entities and then to the Seller an amount equal to the Seller’s good faith estimate of the excess (if any) of (i) the consolidated Cash of the Companies over (ii) amounts used to satisfy Indebtedness pursuant to Section 2.04(a); provided, that the Companies shall have a minimum of $3,000,000 in immediately available, freely transferable funds for working capital purposes available as of the Closing. The Seller may cause any of the Companies to make payments under this Section 2.04(b) in the form of a dividend.
          Section 2.05 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
          (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;
          (b) executed counterparts of each Ancillary Agreement to which the Seller is a party;
          (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;
          (d) a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(h); and

          (e) a certificate of good standing for each of the Companies from the jurisdiction of its incorporation or formation, dated within five (5) days of the Closing.
          Section 2.06 Closing Deliveries by the Purchaser.
          (a) At the Closing, the Purchaser shall deliver to the Seller:
          (i) the Closing Payment as provided in Section 2.02 and adjusted pursuant to Section 2.07;
          (ii) executed counterparts of each Ancillary Agreement to which the Purchaser (or its designee) is a party;
          (iii) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;
          (iv) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a) and Section 8.01(b); and
          (v) a certificate of good standing for the Purchaser from the Secretary of State of Virginia dated within five (5) days of the Closing.
          (b) At the Closing, the Purchaser shall deliver the Escrow Consideration to the escrow agent set forth in the Escrow Agreement as provided in Section 2.02.
          Section 2.07 Estimate of Closing Net Working Capital. The Purchase Price shall be subject to adjustment prior to the Closing, as specified in this Section 2.07:
          (a) Estimated Statement. Not fewer than three Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Purchaser a statement with reasonable supporting detail (the “Estimated Statement of Closing Net Working Capital”) setting forth the Seller’s good faith estimate of Net Working Capital of the Companies as of the Closing Date (the “Estimated Closing Net Working Capital”), giving effect to the transactions contemplated by this Agreement to occur prior to or in connection with the Closing, including the actions described in Section 2.04.
          (b) The Estimated Statement of Closing Net Working Capital shall reflect the Seller’s good faith estimate of the amount of each line item thereon determined in accordance with GAAP and on a basis consistent with the Year End Audited Balance Sheet and in accordance with the provisions of Section 2.07(a)and shall be substantially in the form of the illustrative Net Working Capital calculation set forth in Exhibit 2.08(a)(ii).
          (c) Pre-Closing Purchase Price Adjustment. The Closing Payment shall be adjusted prior to the Closing as follows:

          (i) If the Estimated Closing Net Working Capital exceeds the Reference Net Working Capital, then the Closing Payment to be paid at the Closing shall be adjusted upward in an amount equal to such excess.
          (ii) If the Estimated Closing Net Working Capital is less than the Reference Net Working Capital, then the Closing Payment to be paid at the Closing shall be adjusted downward in an amount equal to such difference.
          Section 2.08 Post-Closing Adjustment of Purchase Price.
          The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.08:
          (a) Closing Balance Sheet. (i) The Purchaser shall prepare and deliver to the Seller within 60 days following the Closing Date:
     (A) an unaudited consolidated balance sheet of the Companies, as of the Closing Date (the “Closing Balance Sheet”), and giving effect to the transactions contemplated by this Agreement to occur in connection with the Closing to the extent such transactions have actually occurred at or prior to the Closing, including the actions described in Section 2.04, consistent with the Year End Audited Balance Sheet and prepared in accordance with Section 2.08(a)(ii); and
     (B) a statement (the “Closing Net Working Capital Statement”) of the Net Working Capital of the Companies as of the Closing Date (the “Closing Net Working Capital”), prepared in accordance with Section 2.08(a)(ii).
          (ii) The Closing Balance Sheet and the Closing Net Working Capital Statement shall be prepared in accordance with GAAP on a basis consistent with and utilizing the same principles, practices and policies of the Companies as those used in preparing the Year End Audited Balance Sheet. In addition, the Closing Net Working Capital Statement shall be prepared substantially in the form of the illustrative Net Working Capital calculation set forth in Exhibit 2.08(a)(ii).
          (iii) The Purchaser and the Seller hereby acknowledge that, notwithstanding the provisions of Section 2.04(a) and (b): (A) all Cash of the Companies that existed prior to the Closing and that remains immediately after the Closing (adjusted for checks written or electronic payments made on or before the Closing that have not cleared as of the Closing to the extent not already accrued), including amounts referred to in the proviso to Section 2.04(b) shall be reflected on the Closing Net Working Capital Statement and the Closing Balance Sheet; and (B) to the extent that any Indebtedness of the Companies that existed prior to the Closing remains immediately after the Closing, such Indebtedness shall be reflected on the Closing Net Working Capital Statement and the Closing Balance Sheet.

          (b) Disputes. (i) The Seller and its Representatives shall be given reasonable access to all supporting documents and work papers (provided that the Purchaser’s obligation to produce work papers of its outside accountants is limited to commercially reasonable efforts and subject to the Seller providing such indemnification and other documentation as such accountants may reasonably request) used in the preparation of the Closing Net Working Capital Statement and the Closing Balance Sheet and such Books and Records, facilities and employees of the Companies and the Purchaser as it may reasonably request, in connection with its review of the Closing Net Working Capital Statement and the Closing Balance Sheet.
          (ii) The Seller may dispute any amounts reflected on the Closing Net Working Capital Statement or the Closing Balance Sheet. If the Seller elects to dispute any such amount, the Seller shall notify the Purchaser in writing of each disputed item on the Closing Net Working Capital Statement, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 60 days of the Purchaser’s delivery of the Closing Balance Sheet and the Closing Net Working Capital Statement under Section 2.08(a)(i) to the Seller. In the event of such a dispute, the Seller and the Purchaser shall attempt in good faith to reconcile their differences. If the Seller and the Purchaser are unable to reach a resolution within 30 days after receipt by the Purchaser of the Seller’s written notice of dispute, the Seller and the Purchaser shall submit the items remaining in dispute for resolution to Deloitte & Touche LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Purchaser and the Seller, to another independent accounting firm of international reputation mutually acceptable to the Seller and the Purchaser) (either Deloitte & Touche LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, as soon as practicable after such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final and binding on the Seller and the Purchaser. The Independent Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The fees and expenses of the Independent Accounting Firm relating to the resolution of such dispute shall be paid 50% by the Seller and 50% by the Purchaser.
          (c) Post-Closing Purchase Price Adjustment. The Closing Balance Sheet and the Closing Net Working Capital Statement shall be deemed final for the purposes of this Section 2.08 upon the earliest of (i) the failure of the Seller to notify the Purchaser of a dispute in accordance with Section 2.08(b)(ii), (ii) the resolution of all disputes by the Seller and the Purchaser and (iii) the resolution of all disputes by the Independent Accounting Firm. Within two Business Days of the Closing Balance Sheet and the Closing Net Working Capital Statement being deemed final, an adjustment to the Purchase Price shall be made as follows, by wire transfer in immediately available funds to the Seller or the Purchaser, as applicable:
          (i) If the Closing Net Working Capital exceeds the Estimated Net Working Capital, then the Purchase Price shall be adjusted upward in an amount equal to such excess and the Purchaser shall pay such amount to the Seller by wire transfer in immediately available funds.

          (ii) If the Closing Net Working Capital is less than the Estimated Net Working Capital, then the Purchase Price shall be adjusted downward in an amount equal to such difference and the Seller shall pay such amount to the Purchaser by wire transfer in immediately available funds.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
          Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as follows:
          Section 3.01 Organization, Authority and Qualification of the Seller.
     The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller and no action by the stockholders of the Seller is required. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy.
          Section 3.02 Organization, Authority and Qualification of the Companies.
          (a) Each of the Companies is a corporation or other entity duly incorporated or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all necessary corporate or similar power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. True and correct copies of the certificate of incorporation and bylaws, or equivalent organizational documents, of each of the Companies, as in effect on the date hereof, have been made available by the Seller to the Purchaser.
          (b) Each of the Companies is duly licensed or qualified and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (i) materially and adversely affect the ability of the Companies to operate their respective businesses or own or lease properties in such jurisdictions, (ii) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, or (iii) otherwise have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.03 Capitalization; Ownership of Shares.
     The authorized capital stock of Emdeon Practice Services consists of 1,000 shares of common stock. One hundred (100) shares of Emdeon Practice Services common stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating either the Seller or Emdeon Practice Services to issue or sell any shares of Emdeon Practice Services common stock, or any other interest in, Emdeon Practice Services. The Shares constitute all the issued and outstanding capital stock of Emdeon Practice Services and are owned beneficially and of record by the Seller free and clear of all Encumbrances other than Encumbrances (i) created on or after the Closing Date related to the Purchaser’s ownership thereof, as to which no representation or warranty is made, or (ii) set forth in Section 3.03 of the Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness issued and outstanding which have general voting rights (or are convertible into securities having such rights) relating to the issued or unissued capital stock of the Companies.
          Section 3.04 Subsidiaries.
     Section 3.04 of the Disclosure Schedule sets forth all of Emdeon Practice Services’ direct and indirect Subsidiaries, listing for each subsidiary, its name and its jurisdiction of incorporation or formation, its authorized capital stock or other ownership interests and the number of issued and outstanding shares or other ownership interest. Other than with respect to such Subsidiaries and except as set forth in Section 3.04 of the Disclosure Schedule, Emdeon Practice Services does not own, directly or indirectly, any capital stock or other ownership interests of any corporation, partnership, joint venture entity or other business association or entity. All of the issued and outstanding shares or other ownership interests of each of the Subsidiaries listed in Section 3.04 of the Disclosure Schedule have been duly authorized and validly issued and are fully paid and nonassessable and all such issued and outstanding shares or other ownership interests are owned directly or indirectly by Emdeon Practice Services, free and clear of all Encumbrances other than Encumbrances created on or after the Closing Date related to the Purchaser’s ownership thereof, as to which no representation or warranty is made. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock or other ownership interests of any of the Subsidiaries listed in Section 3.04 of the Disclosure Schedule or obligating either the Seller, Emdeon Practice Services or any such Subsidiary to issue or sell any capital stock or other ownership interests in any such Subsidiary.
          Section 3.05 No Conflict.
     Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained, all filings and notifications listed in Section 3.06 of the Disclosure Schedule have been made and any applicable waiting period under the HSR Act has expired or been terminated, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Seller or any Company, (ii) conflict with or violate any Law or Governmental Order applicable to the Seller or any Company or by which the Seller or any Company or any of their respective properties is bound or affected, or (iii) except as set forth in Section 3.05 of the Disclosure Schedule, conflict with, result in any breach, termination or acceleration of, result in any loss of a material benefit under, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under or require any consent under, any Material Contract, except, in the case of clauses (ii) and (iii), as would not (A) materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party without material delay or (B) otherwise have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.06 Governmental Consents and Approvals.
     The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) as described in Section 3.06 of the Disclosure Schedule, (ii) the premerger notification and waiting period requirements of the HSR Act, or (iii) where failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party or would not have or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.07 Financial Information.
          (a) Set forth in Section 3.07(a) of the Disclosure Schedule are the following financial statements: the unaudited consolidated balance sheet of the Companies as of December 31, 2005 (the “Year End Unaudited Balance Sheet”) and the related unaudited consolidated statements of income and cash flows of the Companies for the fiscal year ended December 31, 2005 (collectively, the “Year End Unaudited Financial Statements”).
          (b) (i) Except as set forth in Section 3.07(b) of the Disclosure Schedule, the Year End Unaudited Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Companies as of December 31, 2005 and for the periods covered thereby and were prepared in accordance with GAAP applied on a consistent basis; provided, that the Year End Unaudited Financial Statements lack footnotes and other presentation items associated with audited financial statements and will be subject to normal year-end audit adjustments. The Purchaser hereby acknowledges that any variations between the Year End Unaudited Financial Statements and the Year End Audited Financial Statements that relate to those line items and adjustments set forth in Exhibit 3.07(b) shall not constitute a breach of the representations and warranties in this Section 3.07(b).

          (ii) The Quarterly Unaudited Financial Statements, when delivered, will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Companies as of June 30, 2006 and for the periods covered thereby and will be prepared in accordance with GAAP applied on a consistent basis; provided, that the Quarterly Unaudited Financial Statements lack footnotes and other presentation items associated with audited financial statements and will be subject to normal year-end audit adjustments.
          (c) The Year End Audited Financial Statements, when delivered pursuant to Section 5.05(a) prior to the Closing, will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows as of the date and for the period covered thereby and will be prepared in accordance with GAAP applied on a consistent basis.
          Section 3.08 Absence of Undisclosed Liabilities.
     As of the date of this Agreement, there are no Liabilities of the Companies of a nature required to be reflected on a balance sheet prepared in accordance with GAAP other than Liabilities (i) reflected on, or reserved against in, the balance sheet contained in the Year-End Unaudited Financial Statements, (ii) set forth in Section 3.08 of the Disclosure Schedule, (iii) incurred since the Reference Statement Date in the ordinary course of business, or (iv) which would not be material to the business of the Companies.
          Section 3.09 Conduct in the Ordinary Course.
     Except as set forth in Section 3.09 of the Disclosure Schedule, from the Reference Statement Date and through the date of this Agreement, the Companies have conducted the business of the Companies in the ordinary course of business consistent with past practice and have not:
          (a) (i) issued, sold or redeemed any capital stock or other ownership interests, notes, bonds or other securities of the Companies (or any option, warrant or other right to acquire the same), (ii) declared, made or paid any dividends or distributions to the holders of capital stock or other equity securities, of any Company, as the case may be, other than dividends, distributions and redemptions declared, made or paid by any Company solely to another Company or (iii) split, combined or reclassified any capital stock of the Companies;
          (b) amended or restated the certificate of incorporation or bylaws (or similar organizational documents) of a Company, as the case may be;
          (c) granted, adopted or announced (i) any increase in, or acceleration of payment or vesting of, the salaries, bonuses or other compensation or benefits, or (ii) any new bonus or other compensation or benefits payable by such Company, as the case may be, to any of the current or former employees, officers, individual consultants or directors of any Company other than (x) as required by Law, (y) pursuant to any Plans as in existence at the time of such action or (z) solely with respect to employees who are not employees of any Company with current annual salaries in excess of $150,000 in the ordinary course of business consistent with the past practices of such Company (which shall include increases due to promotions and normal periodic performance reviews and related compensation and benefit increases), as the case may be; or granted, adopted or announced any increase in benefits to former employees of the Companies;
          (d) except in the ordinary course of business consistent with past practice, (i) incurred any indebtedness for borrowed money (other than indebtedness to the Seller or to another Company, trade credit and payables and capitalized leases in the ordinary course of business), (ii) issued any debt securities, or (iii) assumed or guaranteed or otherwise become responsible for any indebtedness of any Person (other than indebtedness of another Company);
          (e) made any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof;
          (f) except in the ordinary course of business, created any Encumbrances on any of their assets, tangible or intangible, other than Permitted Encumbrances;
          (g) sold, assigned or transferred any of their tangible assets except in the ordinary course of business consistent with past practice (including sales to customers) and except for any such assets having an aggregate value of less than $500,000;
          (h) made or revoked any material election related to its Taxes, settled or compromised any tax audit or court proceeding relating to its Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of its Taxes, to the extent that any of the foregoing actions have, individually or in the aggregate, adversely affected the Tax liability of the Companies for taxable periods or portions thereof beginning after the Closing Date;
          (i) disposed of, granted, abandoned or permitted to lapse any Intellectual Property Rights except in the ordinary course of business consistent with past practice (including sales to customers);
          (j) made any change in any method of accounting or accounting practice or policy used by a Company, as the case may be, other than such changes required by GAAP or by Law;
          (k) incurred or committed to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business and which are not in excess of $400,000 individually and $2,000,000 in the aggregate;
          (l) waived any material rights of value under any Material Contracts, other than in the ordinary course of business consistent with past practice;
          (m) incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Companies;
          (n) suffered any Material Adverse Effect; or
          (o) agreed, in writing or otherwise, to take any of the actions specified in Section 3.09 (a) - (l), except as contemplated by this Agreement and the Ancillary Agreements.

          Section 3.10 Litigation; Governmental Orders
          (a) Except as set forth in Section 3.10 of the Disclosure Schedule, as of the date of this Agreement there is no Action by or against the Companies, or to the Knowledge of the Seller, any of the Companies’ directors, officers or employees (in their capacities as such), or by or against the Seller with respect to the Companies, pending, or to the Knowledge of the Seller threatened, before any Governmental Authority that would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. None of the representations and warranties contained in this Section 3.10(a) shall be deemed to relate to environmental matters (which are governed by Section 3.13), intellectual property matters (which are governed by Section 3.14) and employee benefits matters (which are governed by Section 3.16).
          (b) Except as set forth in Section 3.10 of the Disclosure Schedule, no Action by or against the Companies, or to the Knowledge of the Seller, any of the Companies’ directors, officers or employees (in their capacities as such), or by or against the Seller with respect to the Companies would affect or would reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.10 of the Disclosure Schedule and to the Knowledge of the Seller, as of the date of the Agreement, there are no pending or threatened Actions to which none of the Companies is a party that require indemnification by or on behalf of any Company. To the Knowledge of the Seller, as of the date of this Agreement, there is no Governmental Order directed at and specifically naming a Company or an officer or director of a Company in their capacity as such that is binding upon any of the Companies which has had or would likely have the effect of prohibiting or restricting the business of the Companies as currently conducted, or that could prevent, enjoin, or materially delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.
          Section 3.11 Compliance with Laws; Governmental Authorizations.
          (a) Except as set forth in Section 3.11 of the Disclosure Schedule, the Companies are and, since August 8, 2005 have been, in compliance with all Laws and Governmental Orders that are applicable to the assets or business of the Companies except to the extent the failure to comply would otherwise be material to the business of the Companies, and neither the Seller nor any of the Companies has received any notice or communication in writing from any Governmental Authority alleging any violation of any Law or Governmental Order which violation would be or would reasonably likely be material to the business of the Companies.
          (b) None of the representations and warranties contained in this Section 3.11 shall be deemed to relate to HIPAA matters (which are governed by Section 3.12), environmental matters (which are governed by Section 3.13), employee benefits matters (which are governed by Section 3.16) or Taxes (which are governed by Section 3.17).
          Section 3.12 Compliance with HIPAA.

     Except as set forth in Section 3.12 of the Disclosure Schedule and except as would not, individually or in aggregate, have or be reasonably likely to have a Material Adverse Effect, as of the date of this Agreement:
          (a) to the extent that any of the Companies is a “covered entity” within the meaning of the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.) and its implementing regulations (45 CFR Parts 160, 162, and 164), as amended through February 16, 2006 (“HIPAA”) or any portion of any of the Companies is a “health care component” of a “hybrid entity,” such Company or component (i) has undertaken appropriate surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA; (ii) has implemented the applicable procedures required by HIPAA, including, without limitation, administrative, technical, and physical security procedures, and (iii) is currently and, since the applicable compliance dates of each of the HIPAA rules, has complied with each of the applicable requirements of HIPAA;
          (b) to the extent that any of the Companies or any component acts as a “business associate” within the meaning of HIPAA, such Company or component (i) complies with all provisions contained in each “business associate agreement” to which the Company or component is a party, and (ii) to the Seller’s Knowledge, has not received a written request from any customer that the Company or any component enter into a “business associate agreement” with such customer and then failed to enter into an appropriate “business associate agreement” with such customer; and
          (c) since October 16, 2002, (i) none of the Companies, or, to the Knowledge of the Seller, any of their respective officers, directors, employees, agents, consultants or any other Person acting on their behalf, has been charged with or convicted of any criminal offense under HIPAA, or had a civil monetary penalty assessed against it, him or her under HIPAA; and (ii) none of the Companies has received any notice or communication in writing from the Department of Health and Human Services or any other Governmental Authority, alleging that the Companies have failed to comply with one or more of HIPAA’s provisions.
          Section 3.13 Environmental Matters.
          (a) Except as set forth in Section 3.13 of the Disclosure Schedule or as would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect:
          (i) the Companies are in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by the Companies of all authorizations, licenses, franchises, certificates or other approvals required under the Environmental Laws, and with the terms and conditions thereof. With respect to the Companies or any of their properties, there are no violations of any applicable Environmental Laws or Environmental Permits. Neither the Seller nor any of the Companies has received any communication, whether from a Governmental Authority, employee, or otherwise, that alleges that the Companies are not in compliance with applicable Environmental Laws, and, to the Seller’s Knowledge, there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future;
          (ii) to the Knowledge of the Seller, (A) the operations of the Companies have not resulted in any release of Hazardous Substances in violation of or at reportable levels under any Environmental Laws and no Hazardous Substances are present at levels requiring investigation or remediation, in, on, under or about any Owned Real Properties and (B) none of the Companies own or operate any underground storage tanks and no underground storage tanks are located on any Owned Real Properties;
          (iii) to the Knowledge of the Seller (it being understood that for this purpose, reasonable inquiry does not require any inquiry unless any Person listed on Exhibit 1.01(f) in the reasonable exercise of such Person’s responsibilities is aware of facts and circumstances that would reasonably be expected to warrant further inquiry) (A) the operations of the Companies have not resulted in any release of Hazardous Substances in violation of or at reportable levels under any Environmental Laws and no Hazardous Substances are present at levels requiring investigation or remediation by the Companies, on, under or about any Leased Property, and (B) none of the Companies own or operate any underground storage tanks and no underground storage tanks are located on any Leased Property;
          (iv) there is no Environmental Claim pending or, to the Seller’s Knowledge, threatened against the Seller, any of the Companies, or against any Person whose liability for any Environmental Claim any of the Companies has retained or assumed either contractually or by operation of law; and
          (v) to the Knowledge of the Seller, there is no asbestos contained in or forming part of any space in any Owned Real Properties or to the Knowledge of the Seller (it being understood that for this purpose, reasonable inquiry does not require any inquiry unless any Person listed on Exhibit 1.01(f) in the reasonable exercise of such Person’s responsibilities is aware of facts and circumstances that would reasonably be expected to warrant further inquiry), in any Leased Properties except as is present and is in full compliance (including any operational or maintenance requirements applicable thereto) with all Environmental Laws and, with respect thereto, none of the Companies has caused or exacerbated the release of any asbestos at, within or from any such location, and no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any Owned Real Properties or to the Knowledge of the Seller (it being understood that for this purpose, reasonable inquiry does not require any inquiry unless any Person listed on Exhibit 1.01(f) in the reasonable exercise of such Person’s responsibilities is aware of facts and circumstances that would reasonably be expected to warrant further inquiry), at any Leased Properties.
          (b) The Seller has delivered or made available to the Purchaser true, correct and complete copies of all environmental investigations, studies, reports, audits, tests, data reviews or other analyses conducted by or on behalf of the Seller or any of the Companies concerning the condition of any Owned Real Properties or any Leased Properties, any violation of, or noncompliance or compliance with, Environmental Laws or Hazardous Substance releases or contamination, to the extent such documents are in the possession or control of the Seller or Emdeon Practice Services and, with respect to the Owned Real Properties only, any of the Companies.
          (c) Neither the Seller nor any of the Companies are required by virtue of the transactions contemplated by this Agreement and the Ancillary Agreements, or as a condition to the effectiveness of any transactions contemplated hereby or thereby, to (i) perform a site assessment for Hazardous Substances, (ii) remove or remediate Hazardous Substances, (iii) give notice to or receive approval from any Governmental Authority regarding any environmental matter, or (iv) record or deliver to any Person any disclosure document or statement pertaining to environmental matters.
          Section 3.14 Intellectual Property.
          (a) Section 3.14(a) of the Disclosure Schedule lists as of the date of this Agreement (i) all registered Intellectual Property Rights and applications for registered Intellectual Property Rights owned by or exclusively licensed to any of the Companies and (ii) to the Knowledge of the Seller, all registered Foreign Intellectual Property Rights and applications for registered Foreign Intellectual Property Rights owned by or exclusively licensed to any of the Companies.
          (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, as of the date of this Agreement (i) the operation and conduct of the business of the Companies as presently conducted does not infringe or misappropriate the Intellectual Property Rights of any third party, (ii) to the Knowledge of the Seller, none of the Companies has received in the past three years any written notice of (A) any actual or alleged infringement or misappropriation of any Intellectual Property Rights of any third party relating to any of the Companies or (B) any actual or alleged infringement or misappropriation of any Foreign Intellectual Property Rights of any third party relating to any of the Companies, and (iii) there is no Action pending or, to the Knowledge of the Seller, threatened by any third party against the Companies that challenges the legality, validity, enforceability, use or ownership of any Intellectual Property Rights owned, held for use, or used by any of the Companies, or that alleges a claim of infringement, dilution or misappropriation of any Intellectual Property Rights of any third party.
          (c) Except as set forth in Section 3.14(c) of the Disclosure Schedule, as of the date of this Agreement, (i) to the Knowledge of the Seller, there is no material unauthorized use, disclosure, infringement, or misappropriation of any material Intellectual Property Rights owned by or exclusively licensed to any of the Companies by any third party, including any employee or former employee of any of the Companies, and (ii) none of the Companies has brought an Action in the past three years alleging infringement or misappropriation of any material Intellectual Property Rights owned, held for use, or used in the business of the Companies.
          (d) Except as set forth in Section 3.14(d) of the Disclosure Schedule, the Companies take reasonable measures under the circumstances to protect the confidentiality of trade secrets.

          (e) Except as set forth in Section 3.14(e) of the Disclosure Schedule, to the Knowledge of the Seller, as of the date of this Agreement, there are no Governmental Orders binding upon any of the Companies which materially restrict the Companies’ rights to use any material Intellectual Property Rights or prohibit or materially restrict the Companies’ business in order to accommodate a third party’s Intellectual Property Rights.
          (f) Section 3.14(f) of the Disclosure Schedule lists, as of the date of this Agreement, all versions of Material Software Products sold, licensed, leased, or otherwise distributed by the Companies to any third party. To the Knowledge of the Seller, (i) during the preceding five years, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by any Company or any person acting on its behalf to any person (other than a Company) of any Source Code in such out-licensed Material Software Products under any contract, and there has not been a release from escrow of any Source Code in any Material Software Products to any third party (other than deposits of Source Code with escrow agents pursuant to escrow agreements in the ordinary course of business consistent with past practices, which deposits have not been released from escrow) and (ii) the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a release from escrow of any Source Code in such Material Software Products or the grant of additional rights to a Person (other than the Purchaser in connection with the transactions contemplated hereby) with regard to such Source Code. “Source Code” means computer software and code, in form other than object code form, which may be printed out or displayed in human readable form, excluding interpreted code. “Material Software Products” means (i) Version 9 and higher of The Medical Manager® brand software (including, without limitation, The Medical Manager OmniChart module and The Medical Manager OmniDocs module), and (ii) the Intergy® brand software (including, without limitation, Intergy Practice and Intergy EHR).
          (g) Schedule 3.14(g) of the Disclosure Schedule lists as of the date of this Agreement all Open Source Materials (or modifications thereof, in whole or in part) included in, or provided with, any Material Software Product and describes the manner in which such Open Source Materials (or modifications thereof, in whole or in part) are used with respect to such Material Software Products, including, without limitation, whether and how such Open Source Materials have been modified by the Companies and whether and how such Open Source Materials or modifications thereof are integrated or bundled with the Material Software Products. “Open Source Materials” means all Software that is distributed under an open source licensing model which requires as a condition of the license that the licensee (1) provide sublicensees with access to the source code of the third-party software component and any derivative works thereof, and/or (2) provide for further royalty-free distribution of the third-party software component and any derivative works thereof by sublicensees, and/or (3) grants any third party a license to use any patents the Companies or their Affiliates own that may be infringed by the third-party software component and any derivative works thereof, including, but not limited to, the GNU General Public License (GPL), GNU Library or “Lesser” General Public License (LGPL), Mozilla Public License (MPL) and Developers Open Source Public License (DOSPL).
          (h) To the Knowledge of the Seller, as of the date of this Agreement, copies of Material Software Products, when first provided by the Companies to customers thereof, do not contain any Computer Virus. “Computer Virus” means any Software that is designed to permit unauthorized access to Software other than by a Company, or are designed to maliciously destroy data or maliciously disrupt the operation of Software.
          (i) As of the date of this Agreement, to the Knowledge of the Seller, each Material Software Product functions free of any repeatable, substantial error which corrupts or damages data and functions substantially in accordance with the specifications described in the end-user documentation for such Material Software Product, except in any case where such failure to function could not reasonably be expected to be the basis of a class action lawsuit against any of the Companies.
          (j) As of the date of this Agreement:
          (i) the Companies have (and immediately following the Closing after giving effect to Section 5.12 the Companies will have) sufficient rights to the Intellectual Property Rights owned by or licensed to the Companies to use, market and license the Material Software Products in the manner currently used, marketed and licensed by the Companies;
          (ii) the Companies own or are licensed (and immediately following the Closing will own or, taking into consideration the Intercompany Agreements, Transition Services Agreement, Shared Contracts and Company Contracts, will be licensed), sufficient intellectual property rights to conduct the business of the Companies as it is currently conducted, in all material respects; and
          (iii) except as set forth in Section 3.14(j) of the Disclosure Schedule, no Affiliate or current or former partner, director, stockholder, officer, or employee of the Companies will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the registered Intellectual Property Rights owned by the Companies in the conduct of the Companies’ business immediately prior to the Closing.
          (k) To the Knowledge of the Seller, as of the date of this Agreement, (i) the Companies have not more than the number of customers set forth on Section 3.14(k) of the Disclosure Schedule with which a Company is party to a support agreement for pre-Version 9 versions of The Medical Manager® brand software, and (ii) the Companies have not licensed pre-Version 9 versions of The Medical Manager® brand software to new licensees in the past five years, other than in connection with license transfers and upgrades for existing customers.
          Section 3.15 Real Property.
          (a) Section 3.15(a) of the Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. Except as described in Section 3.15(a) of the Disclosure Schedule, the Companies have good and marketable title in fee simple to each parcel of Owned Real Property free and clear of all Encumbrances, except for Permitted Encumbrances.
          (b) Section 3.15(b) of the Disclosure Schedule sets forth as of the date of this Agreement the address of each parcel of Leased Real Property and a list of all leases for each such parcel of Leased Real Property (collectively, the “Leases”). The Seller has made available to the Purchaser a copy of each Lease. Except as set forth in Section 3.15(b) of the Disclosure Schedule, with respect to the Leases that are material to the business of the Companies, (i) such Lease is in full force and effect, (ii) the applicable Companies possess and quietly enjoy the Leased Property, (iii) the transactions contemplated by this Agreement and the Ancillary Agreements will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be in full force and effect on identical terms following the Closing, and (iv) to the Seller’s Knowledge, there are no material defaults under such Lease.
          Section 3.16 Employee Benefit Matters.
          (a) Section 3.16(a) of the Disclosure Schedule lists as of the date of this Agreement: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, equity-related, deferred compensation, retiree medical or life insurance, supplemental retirement, or other material benefit plans, programs, policies, or arrangements, and, with respect to those employees of a Company whose current annual salary is in excess of $100,000, all employment, termination, severance, retention, change in control or other contracts, agreements, or arrangements , (x) to which a Company is a party, (y) with respect to which the Seller or a Company could incur any material liability or obligation or (z) which are maintained, contributed to or sponsored by the Seller, a Company or any trade of business, whether or not incorporated, that together with the Seller or any Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) for the benefit of any current or former employee, officer, director or consultant of a Company; provided, however, such list does not include any individual severance arrangement with respect to a former employee of a Company unless such severance obligation equals or exceeds three months of such former employee’s compensation; (ii) each employee benefit plan for the benefit of any current or former employee, officer or director of a Company which is maintained, contributed to or sponsored by the Seller, a Company or any ERISA Affiliate thereof for which a Company could incur liability under Section 4069 of ERISA and (iii) any plan for the benefit of any current or former employee, officer or director of a Company which is maintained, contributed to or sponsored by the Seller, a Company or any ERISA Affiliate thereof for which a Company could incur liability under Section 4212(c) of ERISA (collectively, the “Plans”).
          (b) Except as set forth in Section 3.16(b) of the Disclosure Schedule each Plan is in writing, and the Seller has made available to the Purchaser true and complete copies of: (i) each Plan (including all amendments thereto); (ii) any related trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; (iii) the most recent summary plan description, together with all summary of material modifications issued with respect to such summary plan description, if required under ERISA; (iv) the currently effective determination letter or advisory letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401(a) of the Code; and (v) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan.

          (c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, as of the date of this Agreement (i) each Plan and each employment, termination, severance, retention, change in control or other contract, agreement or arrangement with an employee of a Company whose current annual salary is equal to or less than $100,000 has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws; (ii) each of the Seller and the Companies has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and to the Knowledge of the Seller, no other party to any Plan is in material default or violation of, any Plan; (iii) no Action is pending or, to the Knowledge of the Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Seller, no fact or event exists that could give rise to any such Action, and (iv) no Plan provides medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for continuation coverage as required by Section 4980B of the Code or by applicable state insurance laws.
          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has timely received a favorable determination letter, opinion letter or advisory letter from the IRS covering all of the provisions applicable to the Plan for which determination letters, opinion letters or advisory letters (as applicable) are currently available that the Plan is so qualified, and, to the Knowledge of the Seller, no fact or event has occurred since the date of such determination letter, opinion letter or advisory letter (as applicable) or letters from the IRS to adversely affect the qualified status of any such Plan, except as set forth in Section 3.16(d) of the Disclosure Schedule. All contributions required by and due under the terms of each Qualified Plan have been timely and properly made.
          (e) To the Knowledge of the Seller, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that would reasonably be expected to subject any Company to any material tax or penalty imposed by Section 4975 of the Code.
          (f) Each “nonqualified deferred compensation plan” (as defined in Section 409(A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and guidance issued thereunder.
          (g) None of the Seller, any Company or any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to, or has within the past six years sponsored, maintained, contributed to or been required to contribute to a Plan that is subject to Title IV of ERISA. None of the Seller, any Company or any ERISA Affiliate is or has within the past six years been a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA), nor has the Seller, any Company or any ERISA Affiliate incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.
          (h) Except as otherwise set forth in Section 3.16(h) of the Disclosure Schedule or as would not be material to the business of the Companies, neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, either alone or in combination with another event (whether contingent or otherwise) will: (i) entitle any current or former employee, officer, consultant or director of a Company to any payment or benefit (or result in the funding of any such payment or benefit); (ii) increase the amount of compensation or benefits due to any such employee, officer, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.
          (i) Except as otherwise set forth in Section 3.16(i) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement shall not give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.
          Section 3.17 Taxes.
          (a) Except as set forth in Section 3.17 of the Disclosure Schedule: (i) all Tax Returns required to have been filed by or with respect to any Company have been timely filed (taking into account any extension of time to file granted or obtained) and, such Tax Returns are true, correct and complete in all material respects; (ii) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid; (iii) the Companies have no liability for the Taxes of any Person other than the Companies, including, without limitation, (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (B) as a transferee or successor, or (C) by Contract; (iv) none of the Companies is a party to, or bound by, any Tax-sharing, Tax indemnity or similar agreement or arrangement relating to Taxes; (v) as of the date of this Agreement, no deficiencies for any amount of Tax have been asserted or assessed by a Governmental Authority in writing against any of the Companies that have not been satisfied by payment, settled or withdrawn which in the aggregate exceed $250,000; (vi) as of the date of this Agreement, there is no tax audit, examination, suit or similar tax proceeding now in progress, pending or, to the Knowledge of the Seller, threatened in writing against or with respect to any Company; (vii) as of the date of this Agreement, there are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from any Company which are expected to be outstanding as of the Closing Date; (viii) each of the Companies has complied in all material respects with the applicable Laws relating to the withholding of Taxes and the payment thereof; (ix) there are no Tax liens on any assets of the Companies (other than Permitted Encumbrances); (x) none of the Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; and (xi) none of the Companies has distributed to its stockholders stock of a controlled corporation in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement.
          (b) None of the representations and warranties in this Agreement other than those contained in this Section 3.17 and those contained in Section 3.09(h) and Section 3.16 as they relate to Taxes shall address Tax matters.
          Section 3.18 Material Contracts.
          (a) Section 3.18(a) of the Disclosure Schedule lists, as of the date of this Agreement, each of the following Contracts to which any Company is a party (such Contracts,

together with the Contracts set forth in Section 3.22 of the Disclosure Schedule, being “Material Contracts”):
          (i) all Contracts (other than Leases listed in Section 3.15(b) of the Disclosure Schedule) involving total annual payments by any Company party thereto of more than $1,000,000 within the 12-month period prior to the last day of the most recent completed quarterly period except for those Contracts that are cancelable with notice of 60 days or less without penalty or further payment;
          (ii) all employment Contracts with employees whose current annual salary is in excess of $100,000 and Contracts with independent contractors or consultants (or similar arrangements) whose current annualized consulting fee or other compensation is in excess of $100,000, except in each case for those Contracts that are cancelable with notice of 60 days or less without penalty or further payment;
          (iii) all Contracts relating to or guaranteeing Indebtedness for borrowed money, or under which any note, bond indenture, mortgage, security interest or other evidence of Indebtedness for borrowed money has been issued, excluding intercompany Indebtedness;
          (iv) all Contracts that limit or purport to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area or during any period of time, in either case to the extent that such limitation restricts the business of the Companies as currently conducted;
          (v) all Contracts with any Governmental Authority involving total annual payments in excess of $100,000, other than Contracts with customers who are primarily educational or medical institutions that were entered into in the ordinary course of business;
          (vi) the top 10 customer Contracts entered into by the Companies during calendar year 2005 for the sale of software licenses, hardware and professional services (other than software and hardware maintenance services and transaction services) based on total Contract sale dollar value;
          (vii) all joint venture agreements or partnership agreements (other than Contracts entered into in the ordinary course of the business of the Companies);
          (viii) all Contracts pursuant to which, in the case of any such Contract, (x) any Company pays royalties or has a fully paid-up license, (y) any Company obtains any Intellectual Property Rights and (z) the absence of which Contract would materially impair (A) the Companies’ ability to develop, market, or license, in each case in the ordinary course of business consistent with past practice, the Material Software Products or the Companies’ products and services known as Network Services or (B) the Companies’ ability to provide support services for the Material Software Products in the ordinary course of business consistent with past practice (such Intellectual Property Rights obtained pursuant to such Contracts are, collectively, the “Material IP Rights”);

          (ix) all Contracts pursuant to which any of the Companies expressly grant (i) any license to any material trademark owned by the Companies, (ii) any license to any patent listed on Section 3.14(a) of the Disclosure Schedule or (iii) any license to any Material IP Rights; in each case excluding (w) any Contract in the ordinary course of business consistent with past practice that would be included in clause (i), (ii) or (iii) above solely by virtue of permitting a vendor to refer to a Company as a customer, (x) Contracts with customers or independent distributors of the Companies in the ordinary course of business, (y) Contracts listed in the other subsections of this Section 3.18(a), and (z) the Transition Services Agreement and the Intercompany Agreements; and
          (x) (A) all Contracts relating to the acquisition by any of the Companies of any operating business or capital stock of any other Person since July 1, 2003 and (B) all Contracts relating to the acquisition by any of the Companies of any operating business or capital stock of any other Person, for the period from July 1, 2001 to June 30, 2003, in each case described in this clause (B) with a purchase price of at least $5,000,000.
Copies of all Material Contracts that are complete and accurate, including all amendments thereto, have been provided or made available to the Purchaser or its Representatives.
          (b) Except as disclosed in Section 3.18(b) of the Disclosure Schedule, as of the date of this Agreement each Material Contract (i) is valid, binding and enforceable on a Company party thereto (subject to bankruptcy, insolvency, reorganization, or moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy) and, to the Knowledge of the Seller, the counterparties thereto, (ii) is in full force and effect and (iii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.05 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.18(b) of the Disclosure Schedule, as of the date of this Agreement, none of the Companies party thereto, and to the Seller’s Knowledge, none of the counterparties thereto, are in breach of, or default under (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach or default), any Material Contract to which it is a party, except for such breaches or defaults that are not material, individually or in the aggregate, to the operation of the business of the Companies.
          Section 3.19 Insurance.
     Section 3.19 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all material insurance policies with respect to which any Company is an insured (the “Material Insurance Policies”), including for each such policy the following information: type(s) of insurance coverage provided; name of insurer; and effective date. Except as otherwise specified therein, such coverage is in full force and effect on the date of this Agreement and all due premiums have been paid.
          Section 3.20 Labor Relations.
          (a) Except as set forth in Section 3.20(a) of the Disclosure Schedule: (i) there is no pending or, to the Seller’s Knowledge, threatened, strike, slowdown, picketing, work stoppage, or other similar action involving any current employees of the Companies, except to the extent such matters would not have, or be reasonably likely to, result in a Material Adverse Effect; (ii) there are no collective bargaining agreements or labor contracts involving employees of the Companies; (iii) as of the date of this Agreement, there is no labor union, labor organization, trade union, works council, or group of employees of any of the Companies has made a pending demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Seller’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority; and (iv) as of the date of this Agreement, to the Seller’s Knowledge, there are no labor union organizing activities with respect to any employees of any of the Companies.
          (b) None of the Companies is currently engaged in, or planning to engage in, any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law. Section 3.20(b) of the Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Companies during the 90-day period prior to the date of this Agreement. Section 3.20(b) of the Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.
          Section 3.21 Brokers.
     Except for The Blackstone Group L.P. and Citigroup Global Markets Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of The Blackstone Group L.P. and Citigroup Global Markets Inc.
          Section 3.22 Transactions with Related Persons.
     Except as set forth in Section 3.22 of the Disclosure Schedule, the Intercompany Agreements, the Shared Contracts set forth on Exhibit 5.08, the Company Contracts set forth on Exhibit 5.10(a)(i)(A) and the Services (as defined in the Transition Services Agreement), (i) none of the Companies is party to any material business arrangement with the Seller or its Affiliates (other than the Companies) or any of the Seller’s or such Affiliate’s directors or officers (such a Person, a “Related Person”) or, to the Seller’s Knowledge, a member of such Related Person’s immediate family and (ii) no Related Person or, to the Seller’s Knowledge, any member of such Related Person’s immediate family owns any property or right, tangible or intangible, that is material to the business of the Companies. For avoidance of doubt, for this Section 3.22 and Section 5.01(p) only, “material” means as would be required to be disclosed under applicable securities Laws or Nasdaq stock market listing exchange rules.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE
GUARANTOR

          The Purchaser and, with respect to the representations and warranties regarding itself, the Guarantor hereby represent and warrant to the Seller as follows:
          Section 4.01 Organization and Authority of the Purchaser and the Guarantor.
          (a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy.
          (b) The Guarantor is a public limited company duly incorporated and validly existing under the laws of the United Kingdom and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Guarantor of this Agreement, the performance by the Guarantor of its obligations hereunder and the consummation by the Guarantor of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Guarantor. This Agreement has been duly executed and delivered by the Guarantor, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy.
          Section 4.02 No Conflict.
     Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained, all filings and notifications listed in Section 4.03 have been made and any applicable waiting period under the HSR Act has expired or been terminated, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not and the execution, delivery and performance by the Guarantor of this Agreement do not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser or the Guarantor, (ii) conflict with or violate any Law or

Governmental Order applicable to the Purchaser or the Guarantor or by which the Purchaser or the Guarantor or any of their respective properties are bound or affected or (iii) conflict with, result in any breach, termination or acceleration of, result in any loss of a material benefit under, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under or require any consent under any material Contract to which the Purchaser or the Guarantor is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of the Purchaser or the Guarantor to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party without material delay.
          Section 4.03 Governmental Consents and Approvals.
          (a) The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the premerger notification and waiting period requirements of the HSR Act or (ii) where failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.
          (b) The execution, delivery and performance by the Guarantor of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) the premerger notification and waiting period requirements of the HSR Act or (ii) where failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.
          Section 4.04 Investment Purpose.
     The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any public distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws. The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
          Section 4.05 Financing.
     The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby.
          Section 4.06 Litigation; Governmental Orders.

     There is no Action by or against the Purchaser, the Guarantor, or any of their respective properties or directors, officers or employees (in their capacities as such), pending or, to the knowledge of the Purchaser or the Guarantor, threatened, before any Governmental Authority which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. There is no Governmental Order binding upon the Purchaser or the Guarantor that could prevent, enjoin, alter or materially delay the consummation of the transaction contemplated by this Agreement and the Ancillary Agreements.
          Section 4.07 Brokers.
     Except for Greenhill & Co., LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Greenhill & Co., LLC.
ARTICLE V
ADDITIONAL AGREEMENTS
          Section 5.01 Conduct of Business Prior to the Closing.
     The Seller covenants and agrees that, except as described in Exhibit 5.01 or as otherwise contemplated by this Agreement, between the date of this Agreement and the Closing, the Seller shall cause each Company to conduct its business in the ordinary course in all material respects and use commercially reasonable efforts (i) to preserve intact in all material respects the business organization of the Companies and (ii) to comply in all material respects with all Laws applicable to the Companies. Except as described in Exhibit 5.01 or as contemplated under this Agreement, the Seller covenants and agrees that, between the date of this Agreement and the Closing, without the prior written consent of the Purchaser (which consent, in the case of clauses (c) and (d), will not be unreasonably withheld or delayed), each Company will not:
          (a) (i) issue, sell or redeem any capital stock or other ownership interests, notes, bonds or other securities of such Company (or any option, warrant or other right to acquire the same), (ii) declare, make or pay any dividends or distributions to the holders of capital stock or other equity securities of any Company (other than dividends, distributions and redemptions declared, made or paid solely in cash by any Company solely to another Company or the Seller or as contemplated under Section 2.04(b)) or (iii) split, combine or reclassify any capital stock of the Companies;
          (b) amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of such Company, as the case may be;
          (c) grant, adopt or announce any increase in, or acceleration of payment or vesting of, the salaries, bonuses or other compensation or benefits payable by any Company to any of the current or former employees, officers, consultants or directors of any Company other than (i) as required by Law, (ii) pursuant to the terms of any Plans as in existence as of the date of this Agreement or (iii) solely with respect to employees who are not employees of any Company with current annual salaries in excess of $150,000 or are not former employees of any Company with annual salaries as of their termination date in excess of $150,000, in the ordinary course of business consistent with the past practices of such Company (which shall include increases due to promotions and normal periodic performance reviews and related compensation and benefit increases), as the case may be;
          (d) amend, adopt or enter into any employment or severance agreement with or applicable to any of the current or former employees, officers, consultants or directors of such Company, other than (i) an offer letter for at-will employment with no severance obligation, (ii) as required by Law, (iii) pursuant to any Plans, programs or agreements existing on the date of this Agreement, or (iv) solely with respect to consultants and employees who are not employees of any Company with current annual salaries in excess of $150,000 or are not former employees of any Company with annual salaries as of their termination date in excess of $150,000, in the ordinary course of business consistent with the past practices of the business of the Companies;
          (e) without complying fully with the notice and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Companies or (ii) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Companies;
          (f) (i) incur any indebtedness for borrowed money (other than indebtedness to the Seller or to another Company, trade credit and payables and capitalized leases in the ordinary course of business), (ii) issue any debt securities, or (iii) assume or guarantee or otherwise become responsible for any indebtedness of any Person (other than indebtedness of another Company);
          (g) make any acquisition (by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof;
          (h) except in the ordinary course of business, create any Encumbrances on any of its assets, tangible or intangible, other than Permitted Encumbrances;
          (i) sell, assign or transfer any of their tangible assets except (A) in the ordinary course of business consistent with past practice (including sales to customers), (B) any assets having an aggregate value of less than $1,000,000 and (C) transfers to another Company;
          (j) make or revoke any material election related to Taxes, settle or compromise any tax audit or court proceeding related to Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, to the extent any of the foregoing actions would, or would reasonably be expected to, individually or in the aggregate, adversely affect the Tax liability of the Companies for taxable periods or portions thereof beginning after the Closing Date;

          (k) make any material change in any method of accounting or accounting practice or policy used by such Company, as the case may be, other than such changes required by GAAP or by Law;
          (l) incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business and each of which does not exceed $600,000 individually or $1,500,000 in the aggregate;
          (m) dispose of, grant, abandon or permit to lapse any Intellectual Property Rights except in the ordinary course of business consistent with past practice;
          (n) agree to terminate or cancel any insurance policy with respect to directors’ and officers’ liability that names it as a beneficiary or a loss payee;
          (o) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Companies (other than pursuant to this Agreement); or (ii) acquire or agree to acquire by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
          (p) subject the Companies following the Closing to an agreement that prohibits or materially restricts the Companies from engaging in the business in which the Companies are currently engaged;
          (q) amend, modify, terminate or enter into any agreement or arrangement with any Related Person, including any Intercompany Agreement, or that would result in any Related Person having any interest in any contract, property, right or other asset of the Companies;
          (r) enter into any real property lease or purchase agreement; or
          (s) agree, in writing or otherwise, to take any of the actions specified in Sections 5.01(a)-(r), except as contemplated by this Agreement and the Ancillary Agreements.
Subject to this Section 5.01, prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control of and supervision over the Companies and their respective operations.
          Section 5.02 Access to Information.
          (a) From the date of this Agreement until the Closing, the Seller shall cause the Companies and their respective Representatives to (i) afford the Purchaser and its Representatives reasonable access, subject to the Confidentiality Agreement and applicable Laws relating to the sharing of information, to the business, management, personnel, offices and properties of each Company and on the Seller’s premises the Books and Records of each Company and (ii) make available to the Representatives of the Purchaser, on the Seller’s premises, such additional financial and operating data and other information regarding the Companies (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that: (A) any such access or availability shall be provided at the Purchaser’s expense, during normal business hours upon reasonable advance notice to the Seller, under the supervision of the Seller’s personnel and in such a manner as not to interfere with the normal operations of the Companies; (B) all requests by the Purchaser for access or availability pursuant to this Section 5.02 shall be submitted or directed exclusively to an individual to be designated by the Seller; and (C) the Seller and the Companies shall not be required to create or cause to be created any Books and Records or reports based thereon that they do not maintain or prepare in the ordinary course of their business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if such disclosure would, in the Seller’s reasonable judgment, based upon advice of counsel, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement.
          (b) Subject to the Seller’s and the Purchaser’s obligations under the Indemnity Agreement, in order to facilitate the resolution of any claims made against or incurred by the Seller relating to the Companies and their respective businesses, for a period of seven years after the Closing, the Purchaser shall (i) retain the Books and Records relating to the Companies relating to periods prior to the Closing, and (ii) upon reasonable advance notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such Books and Records.
          (c) Subject to the Seller’s and the Purchaser’s obligations under the Indemnity Agreement, in order to facilitate the resolution of any claims made against or incurred by the Purchaser or the Companies, for a period of seven years after the Closing, the Seller shall (i) retain the Books and Records relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser or the Companies, and (ii) upon reasonable advance notice, afford the Representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such Books and Records.
          (d) Following the Closing, for purposes of satisfying the Seller’s periodic reporting requirements under the Exchange Act and the rules promulgated thereunder, the Purchaser, shall use commercially reasonable efforts, to, and to cause the Companies and their respective Representatives to, (i) afford the Seller and its authorized Representatives access, subject to applicable Laws and contractual obligations with third parties, to the offices, properties and Books and Records of each Company, (ii) furnish to the Representatives of the Seller such additional financial and operating data and other information regarding the Companies (or copies thereof) as the Seller may from time to time reasonably request and (iii) in the event the Closing Date occurs in September 2006, provide the financial and operating data set forth, and in accordance with the procedures, in Exhibit 5.02(d)(iii); provided, however, that any such access or furnishing of information shall be conducted or provided at the Seller’s expense, during normal business hours upon reasonable advance notice to the Purchaser, under the supervision of the Purchaser’s personnel and in such a manner as not to interfere with the normal operations of the Companies.
          Section 5.03 Confidentiality.
     The Purchaser acknowledges and agrees that the letter agreement dated as of March 30, 2006 by and between the Seller and the Guarantor (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Purchaser pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.03 shall nonetheless continue in full force and effect.
          Section 5.04 Regulatory and Other Authorizations; Notices and Consents.
          (a) Each of the Purchaser and the Seller shall use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is a party and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement but in no event more than 10 Business Days of the date of this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.
          (b) Notwithstanding Section 5.04(a), nothing in this Agreement shall: (i) require the Purchaser to defend against any litigation brought by any Governmental Authority seeking to prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) require any party to waive or exercise any right hereunder which is waivable or exercisable in the sole discretion of such party; or (iii) require the Purchaser, any of its Affiliates or any of the Companies to divest or hold separate, or otherwise take or commit to take any action that limits the Purchaser’s or any of the Companies’ freedom of action with respect to, or their ability to retain, the Companies or any material portions thereof or any of the businesses, product lines, properties or assets of the Companies, in connection with the receipt of any necessary approvals under the HSR Act. Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.04(a), between the date of this Agreement and the Closing, the Purchaser and its Affiliates shall not acquire or enter into an agreement to acquire assets, properties or businesses, that would, or would reasonably be likely to, result in a material delay in, or prevent the consummation of, or result in the imposition of conditions by any Governmental Authority for the consummation of, the transactions contemplated hereby under any antitrust, competition, trade-regulation or other Law that may be asserted by any Governmental Authority or any other party.
          (c) For purposes of facilitating the performance of each party’s obligations under this Section 5.04, the Purchaser and the Seller shall permit each other to review in advance any proposed communication by such party to any Governmental Authority relating to the subject matter of this Agreement and shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to such matters. For purposes of the facilitating the performance of each party’s obligations under this Section 5.04, neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality

Agreement and applicable Laws relating to the sharing of information, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement and applicable Laws relating to the sharing of information, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. Notwithstanding this Section 5.04(c), the Purchaser shall be under no obligation to disclose or deliver to the Seller any confidential analyses of the transactions contemplated hereby prepared by or on behalf of the Purchaser for the purpose of evaluating such transactions or legally privileged materials, including, without limitation, materials that constitute “4(c) documents” under the HSR Act.
          Section 5.05 Audited Financials and Quarterly Financials.
          (a) The Seller shall use commercially reasonable efforts to cause the Seller’s Accountants to complete, as promptly as practicable, an audit of the Year End Unaudited Financial Statements in a manner that will result in the Seller’s Accountants issuing an unqualified opinion (the “E&Y Audit Opinion”), and upon such completion, but in any event not less than 10 Business Days prior to the Closing, the Seller shall promptly deliver such Year End Audited Financial Statements with the E&Y Audit Opinion to the Purchaser.
          (b) The Seller shall deliver to the Purchaser as soon as practicable after the preparation thereof the unaudited consolidated balance sheet of the Companies and the related unaudited consolidated statements of income and cash flows of the Companies, as of and for each quarterly period ending prior to the Closing.
          Section 5.06 Director and Officer Liability.
     Following the Closing, except to the extent prohibited by applicable Laws, the Purchaser shall cause (i) the certificate of incorporation and bylaws (or similar organizational documents) of each of the Companies to continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each of its current (as of the Closing Date) and former directors and officers, than are presently set forth in the certificate of incorporation and bylaws (or similar organizational documents) of such entity, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals and (ii) any agreement providing for the indemnification by any Company of any current or former officer or director of any Company in effect as of the date of this Agreement to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by such Company, as the case may be, after the Closing.
          Section 5.07 Non-Competition; Non-Solicitation.

          (a) Subject to the provisions of Section 5.07(b), (c), (e) and (f), for a period of four years from and after the Closing Date (the “Restricted Period”), the Seller shall not, and shall cause the Seller Subsidiaries (as defined below) not to, directly or indirectly, engage in or own any interest in a business anywhere in the United States that engages in a Competitive Business (as defined below). As used in this Section 5.07, “Competitive Business” means the business of developing and marketing software systems for use by physician practices in the manner provided by the Companies on the date hereof to (i) automate scheduling, billing, receivables management and financial management tasks of the practice, including general ledger, accounts payable and other work flows associated with back-office processing, and (ii) maintain medical records of the practice in electronic form; provided, however, that (A) none of the Seller Businesses (as defined below) shall be deemed to be a “Competitive Business” and (B) the Purchaser acknowledges that it understands that the Seller and the Seller Subsidiaries will, during the Restricted Period, provide services to or receive services from entities that may be engaged in Competitive Businesses, in each case on an arm’s-length basis, and in no event shall the providing or receiving of any such services in and of itself be deemed to be a violation of this Section 5.07. As used in this Section 5.07, “Seller Subsidiaries” means all Persons for so long as they are Subsidiaries of the Seller (other than the Companies) at any time following the Closing until the termination of the Restricted Period.
          (b) Notwithstanding anything to the contrary contained in Section 5.07(a), the Seller and the Seller Subsidiaries may, during the Restricted Period, (i) engage in or own any interest in any entity that engages in (A) any of the businesses or activities in which the Seller or any of the Seller Subsidiaries are engaged as of the date of this Agreement or may be engaged in the future, to the extent such businesses or activities are a reasonable extension of any of the businesses or activities (other than the Competitive Business) engaged in by the Seller and the Seller Subsidiaries as of the date of this Agreement (collectively, the “Seller Businesses”) or (B) any businesses or activities that are incidental to the Seller Businesses; (ii) own an interest of less than two percent of the voting securities of any publicly traded company; and (iii) acquire and, after such acquisition, own an interest in another Person (or its successor) engaging in a Competitive Business or owning an entity engaging in a Competitive Business if (A) such Competitive Business generates less than fifteen percent (15%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person or (B) the Seller causes the acquired Person (or its successor) to divest itself of the Competitive Business as soon as is reasonably practicable, but in any event not later than six months, after such acquisition is consummated. In furtherance and not in limitation of the foregoing, the Purchaser acknowledges and agrees that the Seller and the Seller Subsidiaries shall not be restricted by this Section 5.07 in providing any products or services (x) for use by consumers of healthcare, including but not limited to, products and services relating to electronic health recordkeeping and/or relating to health benefits decision support, enrollment, management or usage or other matters relating to consumer financial responsibility for healthcare costs; (y) relating to physician-patient communication; and/or (z) relating to the evaluation of healthcare quality or reporting on such evaluations.
          (c) This Section 5.07 shall terminate and cease to apply to the Seller and all of its Subsidiaries at the time of a Seller Change of Control. As used in this Agreement, “Seller Change of Control” means the occurrence of any of the following events: (i) any Person or “group” (as defined for purposes of Section 13 of the Exchange Act) of Persons becomes the

“beneficial owner” of more than 50% of the equity securities of the Seller, whether or not any such beneficial owner engages in a Competitive Business; or (ii) the Seller consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Seller, other than a transaction which would result in the voting securities of the Seller outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Seller or such surviving entity outstanding immediately after such transaction.
          (d) During the Restricted Period, the Seller shall not, and shall cause each of the Seller Subsidiaries not to (i) employ any person who is an employee of the Companies as of the Closing Date or (ii) directly or indirectly, solicit or recruit any employee as of the Closing Date of the Companies to leave his or her employment in order to accept employment with the Seller or any of the Seller Subsidiaries; provided, that nothing contained in this Section 5.07(d) shall prohibit the Seller or the Seller Subsidiaries from hiring any Person described in this Section 5.07(d) in the event that such Person shall have responded to a general solicitation for employment not otherwise aimed at the employees of the Companies.
          (e) Notwithstanding anything to the contrary contained in this Section 5.07, WebMD Health Corp. and its Subsidiaries shall not be subject to the provisions of this Section 5.07 and direct or indirect whole or partial ownership of such entities by the Seller and its other Subsidiaries shall not be a violation of or restricted in any way by this Section 5.07.
          (f) Effective at the time that the Seller no longer owns directly or indirectly all of the issued and outstanding capital stock or other ownership interests of Envoy Corporation and MedE America Corporation (collectively, “Business Services”), Business Services and their respective Subsidiaries shall not be subject to or bound by the terms of this Section 5.07 and the direct or indirect partial ownership of Business Services and their respective Subsidiaries by the Seller and its other Subsidiaries shall not be a violation of or restricted in any way by this Section 5.07.
          Section 5.08 Shared Contracts.
          (a) The Seller and the Purchaser shall use commercially reasonable efforts (i) to cause the Shared Contracts set forth on Exhibit 5.08 and such other Shared Contracts as the Seller and the Purchaser shall mutually agree in writing prior to the Closing to be replaced, at or prior to the Closing, with separate Contracts that are reasonably acceptable to the Seller and the Purchaser, and (ii) to cooperate and provide each other with reasonable assistance in effecting such separation of such Shared Contracts prior to the Closing and for a period of 12 months following the Closing.
          (b) If the parties are not able to effect the separation of a Shared Contract prior to the Closing, then, until any such Shared Contract is separated or such Shared Contract expires in accordance with its terms, to the extent permissible under Law and under the terms of such Shared Contract, each of the parties hereto agrees to (i) use commercially reasonable efforts to perform the obligations under such Shared Contract applicable to it and its Affiliates; (ii) with respect to the obligations that should have been fulfilled by such party (or its Affiliates), promptly reimburse the other party hereto for any expenses incurred by such other party (or its Affiliates); (iii) hold in trust for the benefit of the other party, and to promptly forward to the other party, any monies or other benefits received pursuant to such Shared Contract allocable to the other party (or its Affiliates); and (iv) endeavor to institute alternative arrangements intended to put the parties in substantially the same economic position as if such Shared Contract were separated; provided, however, that if the parties are not able to effect the separation of any Shared Contract within 12 months after the Closing, then the Seller and its Affiliates shall have no further obligation to the Purchaser or its Affiliates with respect thereto and may freely terminate such Shared Contract. The Purchaser shall be solely responsible for replacing any Shared Contracts not separated or transitioned hereunder.
          Section 5.09 Insurance.
     The Seller agrees, except as provided in the Indemnity Agreement, after the Closing Date and until the third anniversary thereof, to make claims on behalf of the Companies if requested in writing by the Purchaser with respect to third-party claims relating to occurrences prior to the Closing Date pursuant to the general liability, automobile, property and worker’s compensation insurance policies set forth in Exhibit 5.09 (the “Occurrence Policies”); provided, that, in the good faith judgment of the Seller, there is not reasonably likely to be any cost or Liability to the Seller (taking into account, among other things, adjustments to premiums, deductibles, co-payments, self-insurance arrangements, exhaustion of limits, other reimbursement agreement obligations and administrative and out-of-pocket costs and expenses) in connection with such arrangement. The Purchaser agrees to reimburse the Seller for any such costs and expenses as and when incurred by the Seller with respect to third-party claims made on behalf of the Companies under such Occurrence Policies for claims related to occurrences prior to the Closing Date. The Purchaser will pay all the Seller’s actual costs within 30 days of receipt of the Seller’s written request for payment, which request shall contain reasonable supporting detail. The Purchaser will use commercially reasonable efforts to cooperate with the Seller and the insurance companies regarding any claims made pursuant to this Section 5.09. The Seller will be permitted to cancel or amend any of the Occurrence Policies after the Closing, provided that the Seller provides reasonable notice to the Purchaser in the event that such cancellation or amendment affects the coverage for the Companies. The Seller shall have the right in its sole discretion to present or prosecute any claim under the Occurrence Policies, and to direct the defense of any such claim. Nothing contained in this Section 5.09 shall require the Seller to commence any Action against any insurer of the Occurrence Policies. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have sole responsibility for obtaining insurance coverage for the Companies and their respective operations effective on and as of the Closing Date and agrees that it will not seek recovery for claims arising after the Closing under the Seller’s insurance policies, including the Occurrence Policies.
          Section 5.10 Release of Company Contracts, Guarantees; Security Deposits.
          (a) Prior to the Closing Date, the Seller and the Purchaser shall cooperate and shall use their respective reasonable best efforts to, effective as of the Closing Date: (i) terminate or cause to be terminated (in the case of clause (B) below), or cause the Purchaser or one of its Affiliates to be substituted in all respects for the Seller and any of its Affiliates or former

Affiliates (other than any Company) (collectively, the “Released Parties”) in respect of all obligations of the Released Parties under, (A) any Company Contract set forth in Exhibit 5.10(a)(i)(A) and any other Company Contract that the Seller and the Purchaser shall mutually agree in writing prior to the Closing and (B) any guarantee of or relating to obligations or liabilities of any Company (including obligations or liabilities under any Contract, letter of credit or Lease), including, but not limited to, those guarantees listed in Exhibit 5.10(a)(i)(B) (“Guarantees”); (ii) cause the Purchaser or one of its Affiliates to have Surety Bonds (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of the Purchaser or one of its Affiliates in replacement of all surety bonds (and all collateral, indemnity and other agreements associated therewith) issued on behalf of the Released Parties for the benefit of any Company (the “Surety Bonds”); and (iii) cause the Purchaser to replace all security deposits, certificates of deposit, cash deposits and other assets supporting letters of credit or serving as security for leases and all other refundable monies of a Released Party held by a Person (“Security Deposits”) pursuant to the terms of such lease arrangement, agreement or letter of credit.
          (b) In the event that the actions described in the preceding sentence shall not be taken by the Closing Date: (i) the Seller and the Purchaser shall continue to cooperate and use their respective reasonable best efforts to (A) replace any remaining Security Deposits, (B) cause the Purchaser to assume and perform the liabilities and obligations under the Company Contracts effective as of the Closing Date and (C) terminate, or cause the Purchaser or one of its Affiliates to be substituted in all respects for the Released Parties in respect of, all obligations of the Released Parties under any such Guarantees and to replace Surety Bonds issued on behalf of Released Parties with Surety Bonds issued on behalf of the Purchaser or one of its Affiliates; and (ii) the Purchaser shall (A) obtain a letter of credit on behalf of the Purchaser or one of its Affiliates, (B) indemnify and hold harmless the Released Parties for any losses arising from such Company Contracts (including in the event of the failure of the Purchaser to assume or substitute such Company Contracts), Guarantees and Surety Bonds and (C) not permit any Company or their respective Affiliates to (x) renew or extend the term of, (y) increase its obligations under, or (z) transfer to another third party, any loan, lease, Contract or other obligation for which any Released Party is or would reasonably be expected to be liable under any such Guarantee or Surety Bond. To the extent that any Released Party has performance obligations under any such Guarantee or Surety Bond, the Purchaser shall use reasonable best efforts to (1) perform such obligations on behalf of such Released Party or (2) otherwise take such action as reasonably requested by the Seller so as to put such Released Party in the same position as if the Purchaser, and not such Released Party, had performed or were performing such obligations.
          Section 5.11 Public Announcements.
     The parties hereto have agreed to the forms of press release, employee communication materials, and customer communication materials (the “Initial Communications”) to be issued promptly after the execution and delivery of this Agreement. Thereafter, until the Closing, the Seller, the Purchaser and any of their respective Representatives shall consult with each other before issuing, and shall provide each other with the opportunity to review and comment upon, all public announcements regarding any aspect of this Agreement; provided, that each of the Seller and the Purchaser may, without prior written consent of the other party, make any such announcement that (i) contains only information consistent with the Initial Communications or

(ii) it in good faith believes is necessary or advisable in connection with any requirement of Law, or any listing agreement with or listing rules of a national securities exchange or trading market, or by the listing rules of The London Stock Exchange (it being understood and agreed that each party shall use reasonable efforts to consult in good faith with the other party prior to issuing such public announcement, and shall promptly provide the other parties hereto with copies of any such announcement or other communication). The Purchaser hereby consents to the Seller filing the Current Report on Form 8-K regarding this Agreement (or any other filing in which this Agreement is described), which Current Report will include a copy of this Agreement as an exhibit. The Seller shall use reasonable efforts to provide the Purchaser with a copy of such Current Report or other filing prior to filing it with the SEC.
          Section 5.12 Certain Intellectual Property.
          (a) The Purchaser explicitly acknowledges that, regardless of whether use of the Certain Seller Trademarks by the Companies was permitted prior to the Closing, except as otherwise provided in this Section 5.12, no interest in or right to use the Certain Seller Trademarks is being transferred to the Purchaser or retained by the Companies pursuant to the transactions contemplated hereby and any such rights of the Companies shall terminate as of the Closing Date.
          (b) The Purchaser hereby acknowledges and agrees that, except as specifically provided in Section 5.12(c) and in the Intercompany Agreements and the Transition Services Agreement, (i) all express and implied licenses of intellectual property from the Seller or any of its Affiliates (other than the Companies) to the Companies shall be terminated as of the Closing and (ii) the Purchaser and the Companies are not receiving any Intellectual Property Rights of the Seller or its Affiliates (other than the Companies) (the “Seller Intellectual Property”). The Purchaser agrees that any confidential information it or the Companies or their respective employees and affiliates may have regarding the Seller Intellectual Property and/or confidential information of the Seller shall be maintained in confidence in accordance with applicable Law and applicable confidentiality agreements and that the Purchaser shall take commercially reasonable steps as reasonably requested by the Seller to enforce, on behalf of the Seller and its Affiliates and at the Seller’s expense, with respect to such confidential information, the terms of any confidentiality agreements to which any Company is a party as of the Closing. The Seller shall indemnify and hold the Purchaser harmless for any liability directly resulting from such enforcement, except to the extent the liability relates to a claim against the Purchaser or any of the Companies alleging an act or omission which is unrelated to such enforcement and that could have been asserted whether or not such enforcement was undertaken.
          (c) The Purchaser shall use, and shall cause the Companies to use, commercially reasonable efforts to remove or obliterate, as soon as reasonably practicable following the Closing Date, the Certain Seller Trademarks from the Companies’ signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other items and materials, including, without limitation, Software products; in any event, the Purchaser shall and shall cause the Companies to so remove or obliterate the Certain Seller Trademarks from all non-Software products within six months following the Closing; and the Purchaser shall and shall cause the Companies to remove or obliterate the Certain Seller Trademarks from the Software products within twelve months following the Closing. Notwithstanding the foregoing, the

Companies may, and the Seller hereby grants a non-assignable license to the Companies to use, for the applicable period referred to in this Section 5.12(c), such materials bearing the Certain Seller Trademarks. The Companies shall not be required to change or amend any of their respective corporate names that refer to the Certain Seller Trademarks until two months following the Closing Date.
          (d) Prior to the Closing, (i) the Seller shall take such action and execute such documentation as is necessary to transfer ownership and control to Emdeon Practice Services and make Emdeon Practice Services the registrant and administrative contact for each of the Internet domain names set forth on Section 3.14(a) of the Disclosure Schedule and (ii) the Seller shall use commercially reasonable efforts to remove all Encumbrances on the trademarks of any of the Companies and shall provide reasonable assistance to remove any remaining Encumbrances after the Closing.
          (e) The Seller shall maintain on its Internet web site a web link directing visitors seeking the web site of the Companies to an Internet web site designated by the Purchaser for not fewer than 12 months following the Closing. Between the date of this Agreement and the Closing, the Seller and the Purchaser shall discuss in good faith the creation of additional web links to each other’s Internet web sites.
          Section 5.13 Further Action.
     The parties hereto shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers and obtain any waivers, consents or approvals from third parties and Governmental Authorities, as may be required to satisfy all applicable conditions to closing, to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate and make effective the transactions contemplated by this Agreement as soon as practicable after the date of this Agreement and in any event prior to the Termination Date.
          Section 5.14 No Solicitation.
     The Seller agrees that it shall, and shall cause each of the Companies and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. The Seller shall not, and shall not authorize or permit any of the Companies or any of their respective Representatives to, (i) initiate, solicit or encourage (including, by way of furnishing information), or facilitate the making of, any offer or proposal which constitutes a Acquisition Proposal, (ii) enter into or participate in negotiations or discussions with, or provide any information to, any Person (other than the Purchaser or any of its Affiliates) with respect to any Acquisition Proposal, (iii) make or authorize any statement, recommendation or solicitation in support of, or approve, any Acquisition Proposal and (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise with respect to any Acquisition Proposal. The Seller shall promptly notify the Purchaser if any Acquisition Proposal is received by the Seller or any of the Companies or any director or executive officer of the Seller or Emdeon Practice Services. “Acquisition Proposal” shall mean a proposal or offer with respect to a sale, merger, acquisition, consolidation or similar business combination transaction involving, or any sale of all or a substantial portion of the assets of (other than sales to customers in the ordinary course consistent with past practice), or any sale of any equity securities of, any of the Companies, other than the transactions to be effected pursuant to this Agreement.
          Section 5.15 Notification of Developments; Disclosure Schedule Supplement.
          (a) The Seller shall give reasonably prompt notice to the Purchaser, and the Purchaser shall give reasonably prompt notice to the Seller, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, as the case may be, would cause or be reasonably expected to cause any condition set forth in Article VIII to be unsatisfied from the date hereof to the Closing; provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to a party receiving such notice or the representations and warranties of the parties, or the conditions to the obligations of the parties hereto.
          (b) On the third Business Day prior to the Closing, the Seller shall deliver to the Purchaser a supplement to Sections 3.10, 3.14, 3.17(v), (vi) and (vii), 3.18 and 3.20(a)(iii) and (iv) of the Disclosure Schedule (the “Disclosure Schedule Supplement”) containing all matters occurring after the date hereof, if any, which, if such matters had occurred prior to the date hereof, would have been required to be set forth or described on such schedules. For purposes of Section 8.02(a), the Disclosure Schedule shall not be deemed to include any matter set forth in the Disclosure Schedule Supplement that should have been set forth on the Disclosure Schedule as of the date of this Agreement.
          Section 5.16 Transition Services.
     Not more than three weeks after the date hereof, the Purchaser shall deliver to the Seller a written notice setting forth the “Target Date” for each of the “Services” (as those terms are defined in the Transition Services Agreement). The Target Date for each Service shall not be later than the “Outside Date” (as that term is defined in the Transition Services Agreement) with respect to such Service as set forth on the annexes to the Transition Services Agreement. If the Purchaser does not specify a Target Date with respect to any Service, the Target Date for such Service shall be deemed to be the Outside Date applicable to such Service as set forth on the annexes to the Transition Services Agreement.
          Section 5.17 Certain Obligations of the Seller. To the extent any payment is required under the agreement set forth in item 2 of Section 3.16(c) of the Disclosure Schedule, the Seller shall be solely responsible for making such payment.

ARTICLE VI
EMPLOYEE MATTERS
          Section 6.01 Employee Benefits.
          (a) During the period commencing on the Closing Date and ending on the date set forth in Exhibit 6.01, the Purchaser shall use reasonable efforts to notify the Seller in writing as promptly as reasonably practicable following the termination of employment of any employee who is listed on Exhibit 6.01. The Seller agrees to comply with the terms and conditions of any letter agreement set forth in item 1 of Section 3.09 of the Disclosure Schedule entered into between the Seller and any such listed employee.
          (b) Prior to the Closing, the Seller shall provide to the Purchaser a complete and accurate list of all employees of the Companies, including, for each such employee the following information: job title; place of work; date of employment commencement; current base salary, wage rate or fee rate; bonus and incentive compensation paid for 2005 and target bonus percentage for 2006; and classification as exempt or non-exempt and part-time or full-time, and for each such employee, the accrued vacation for such employee as reported in the Company’s time off reporting system as of the date of this Agreement (the “Employee List”).
          (c) For a period of one year immediately following the Closing, the Purchaser agrees to provide, or to cause the Companies to provide, to employees of the Companies, employee benefits that are, in the aggregate, not materially less favorable than those provided by the Companies and the Seller to the employees of the Companies immediately prior to the Closing; provided, that such employee benefits shall not include equity-related benefit plans.
          (d) With respect to any employee benefit plan of the Purchaser or a Company in which the employees of the Companies participate pursuant to Section 6.01(c), the Purchaser shall, or shall cause the Companies to: (i) waive all limitations as to pre-existing condition exclusions and waiting periods applicable to such employees to the same extent such exclusions and waiting periods would have been waived or would otherwise not be excluded or required, in each case, as of the Closing under the Plans in which such employees were participating immediately prior to the Closing; (ii) credit all deductibles and co-pays under any of the Plans that are health plans, during the applicable plan year that includes the Closing, towards deductibles and co-pays under the health plan of the Purchaser or a Company, as the case may be, for the plan year that includes the Closing Date; and (iii) to the extent such employees participate in employee benefit plans of the Purchaser or a Company other than the Plans from and following the Closing, and subject to Section 6.01(b), recognize all service of such employees with the Seller or any of its Affiliates for purposes of eligibility to participate, vesting and benefit accrual under any such employee benefit plan, severance policy, or vacation, sick, holiday or other paid leave policy of the Purchaser or a Company in which such employees become eligible to participate after the Closing, in each case, to the same extent taken into account under any corresponding plan or policy in which such employees participated immediately prior to the Closing; provided, however, that this provision shall not be construed in any way that would result in a duplication of benefits provided to any such employee.

          (e) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.01 shall impede or limit the Purchaser or the Companies from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law and applicable Contracts.
ARTICLE VII
TAX MATTERS
          Section 7.01 Tax Indemnities.
          (a) The Seller shall be responsible for and shall indemnify and hold the Purchaser and its Affiliates harmless against all Excluded Taxes and associated expenses. The Purchaser shall be responsible for and shall indemnify and hold the Seller and its Affiliates harmless against all Taxes and associated expenses other than Excluded Taxes.
          (b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the date of the Closing shall be:
          (i) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.06), deemed equal to the amount which would be payable if the taxable period ended on the date of the Closing; and
          (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Companies, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the period ending on the date of the Closing and the denominator of which is the number of days in the entire Straddle Period.
          (iii) Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date and/or the portion of the Straddle Period beginning after the Closing Date based upon the method employed in Sections 7.01(b)(i) and 7.01(b)(ii) above taking into account the type of Tax to which the credit or refund relates. In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 7.01(b) shall be computed by reference to the level of such items on the date of the Closing. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Companies or any of their respective Subsidiaries as the case may be.
          (c) Payment by the indemnifying party of any amount due under this Section 7.01 shall be made within 10 days following written notice by the indemnified party that payment of such amounts to the appropriate taxing authority is due; provided, that the Purchaser shall comply with its obligation to promptly notify the Seller under Section 7.03(a); provided, further, that the indemnifying party shall not be required to make any payment earlier than two days before it is due to the appropriate taxing authority. Notwithstanding anything to the contrary herein, if the Seller receives an assessment or other notice of Taxes due with respect to the Companies for which the Seller is not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, then the Purchaser shall pay such Taxes, or if the Seller pays such Taxes, then the Purchaser or the Companies shall pay to the Seller the amount of such Taxes for which the Seller is not responsible within ten days following the Purchaser’s receipt of written notice of the Seller’s having made such payment. In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.
          (d) Transactions occurring or actions taken on the Closing Date but after the Closing outside the ordinary course of business of the Companies and not contemplated by this Agreement shall be treated as occurring on the next day and as such shall for purposes of this Agreement be treated (and consistently reported by the parties) as occurring in the taxable period (or portion thereof) beginning the day after the Closing Date).
          Section 7.02 Tax Refunds and Tax Benefits.
          (a) Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods (or portions of taxable period) ending on or before the date of the Closing shall be for the benefit and the property of the Seller, and if received by the Purchaser or the Companies, shall be paid over promptly to the Seller. The Purchaser shall, if the Seller so requests and at the Seller’s expense, cause the Companies or other relevant entity to file for and use its commercially reasonable efforts to obtain the receipt of any refund to which the Seller is entitled under this Section 7.02. The Purchaser shall permit the Seller to participate in (at the Seller’s expense) the prosecution of any such refund claim. For purposes of the preceding sentence, any such Tax refund, credit or similar benefit for a Straddle Period shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in the manner set forth in Section 7.01(b).
          (b) Any amount otherwise payable by the Seller under Section 7.01 shall be reduced by any Tax benefit actually realized (either by cash refund or actual reduction of Taxes otherwise payable) net of any current Tax detriment actually realized (either by reduction in cash refund or actual increase in Taxes payable) by the Purchaser, its Affiliates or the Companies in a taxable period (or portion thereof) beginning after the Closing Date as a result of the tax payment or any underlying adjustment resulting in the obligation of the Purchaser, its Affiliates or the Companies to pay Taxes or other amounts for which the Seller is responsible under Section 7.01 or the accrual or payment of such Taxes.
          Section 7.03 Contests.
          (a) After the Closing, each party shall promptly notify the other party in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the other party or its Affiliates which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under Section 7.01. Such notice shall contain factual information (to the extent known to such party)

describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If either party fails to give the other party prompt notice of an asserted Tax liability as required by this Section 7.03, then such party shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a detriment to such party.
          (b) In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to taxable periods ending on or before the date of the Closing, the Seller shall have the sole right, at its expense, to control the conduct of such Contest; provided, however, that the Seller shall not settle or compromise any asserted liability with respect to any such Contest without the prior written consent of the Purchaser if such settlement or compromise would adversely affect the Tax liability of the Purchaser, its Affiliates or the Companies in a post-Closing Tax period, which consent shall not be unreasonably withheld or delayed.
          (c) With respect to Straddle Periods, the Seller may elect to direct and control, through counsel of its own choosing, any Contest involving any asserted Tax liability with respect to which indemnity may be sought from the Seller pursuant to Section 7.01 if the amount of such asserted Tax liability attributable to Excluded Taxes, in the Purchaser’s good faith judgment, equals or exceeds the amount of such asserted Tax liability that is not attributable to Excluded Taxes, determined in a manner consistent with Section 7.01(b). If the Seller elects to direct such Contest, the Seller shall within 60 days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall reasonably cooperate and shall cause the Companies to reasonably cooperate, at the Seller’s expense, in each phase of such Contest. If the Seller elects to direct such Contest, then the Purchaser may participate in such Contest, at the Purchaser’s expense. If the Seller elects not to direct the Contest, the Purchaser may assume control of such Contest (at the Purchaser’s expense). If the Purchaser assumes control of such Contest (whether because the Seller elects not to assume control or because it is not entitled to control such Contest), then the Seller may participate, at its own expense, in the Contest. Neither the Seller nor the Purchaser may settle or compromise any asserted liability with respect to any Contest governed by this Section 7.03(c) without prior written consent of the other party, which shall not be unreasonably withheld or delayed.
          (d) The Purchaser and the Seller agree to reasonably cooperate, and agree to cause their Affiliates to reasonably cooperate, in the defense against or compromise of any claim in any Contest.
          Section 7.04 Preparation of Tax Returns.
          (a) The Seller shall prepare and file (or cause the Companies to prepare and file) all income and franchise Tax Returns relating to the Companies for taxable periods ending on or before the date of the Closing and all other Tax Returns required to be filed prior to the Closing Date.
          (b) The Purchaser shall prepare and file (or cause the Companies to prepare and file) all Tax Returns of the Companies that are not prepared by the Seller pursuant to subparagraph (a) above (including Straddle Periods); it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser, except for such Taxes which are the responsibility of the Seller pursuant to Section 7.01, which the Seller shall pay in accordance with this Article VII. Such Tax Returns for the first period ending after the Closing Date shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by Law. With respect to any such Tax Return that begins prior to the Closing Date or as to which Taxes are otherwise allocable to the Seller under Section 7.01 hereof, the Purchaser shall provide the Seller and its authorized Representative with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 7.01 at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and the Seller and its authorized Representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The Purchaser shall reflect such comments as are reasonably requested by the Seller on such Tax Return. The Seller and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Seller or its authorized Representative.
          (c) The Purchaser will, and will cause its Affiliates to, cooperate with the Seller to cause the filing of any amended Tax Return reasonably requested by the Seller relating to a taxable period (or portions thereof) of any Company ending or before the Closing Date; provided, that the Seller will pay or reimburse the Purchaser for any professional fees incurred by the Purchaser or its Affiliates in connection with the preparation and filing of such amended Tax Return.
          Section 7.05 Tax Cooperation and Exchange of Information.
     The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Companies to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05. Notwithstanding anything to the contrary in Section 5.02, each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Companies for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
          Section 7.06 Conveyance Taxes.
     All Conveyance Taxes and reasonable costs incurred in connection with the preparation and filing of any required returns or statements with respect thereto and the computation and payment thereof shall be borne equally by the Purchaser and the Seller. Conveyance Taxes shall be paid, and all applicable filings, reports and returns shall be filed, by the party primarily liable for the payment of such Taxes under applicable Law. In connection with the payment of any such Conveyance Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten days after the presentation of such statement. The non-paying party shall cooperate with the paying party in the execution of any returns or statements required to be filed with respect to any Conveyance Taxes to the extent such execution is required by Law.
          Section 7.07 Tax Covenants.
     Neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit any Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period), ending on or before the date of the Closing without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed.
          Section 7.08 Miscellaneous.
          (a) For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement, and for any breaches of representations, warranties, covenants or agreements, as adjustments to the Purchase Price or as capital contributions.
          (b) For purposes of this Article VII, all references to the Purchaser, the Seller, Affiliates or the Companies include successors.
          (c) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).
          (d) Except for this Agreement, any Tax sharing agreement or arrangement to which any of the Companies is a party shall be terminated, and all payments thereunder settled, immediately prior to the Closing with no payments permitted to be made thereunder on or after the Closing Date.
          (e) Payments by the Seller under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recovered by the Purchaser, the Companies or any of their respective Subsidiaries or any Affiliates of the Purchaser from any third party with respect thereto.
          Section 7.09 Section 338(h)(10) Election.
     In connection with the sale of the Shares contemplated hereby, the parties hereto shall cause an express election pursuant to Section 338(h)(10) of the Code to be made for the Companies and shall cause similar elections to be made where appropriate for state Tax purposes (collectively, the “Section 338(h)(10) Election”). No later than thirty (30) days prior to the last date on which the Section 338(h)(10) Election must be filed, the Purchaser will deliver to the Seller all forms and other schedules and documents necessary to file the Section 338(h)(10) Election, with reasonable instructions to the Seller with respect to the signing and filing of the Section 338(h)(10) Election, and the Seller will comply with such reasonable instructions in signing and filing the Section 338(h)(10) Election. Within 90 days following the Closing, the Seller shall provide the Purchaser with an allocation of the Purchase Price among the assets of the Companies (the “Allocation”) for the Purchaser’s review and approval (which approval shall not be unreasonably withheld or delayed). The Allocation shall be prepared in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder. If the Seller and the Purchaser cannot agree on the Allocation, then the Seller and the Purchaser shall submit the items in dispute for resolution to Deloitte & Touche LLP (or, if such firm shall decline or be unable to act, or is not, at the time of such submission, independent of the Purchaser and the Seller, then to another independent valuation or accounting firm of international reputation mutually acceptable to the Seller and the Purchaser), which shall, as soon as practicable after such submission, determine and report to the Seller and the Purchaser its resolution of such disputed items. The report of such firm shall be final and binding upon the parties hereto. The fees for such firm shall be paid in the same manner as the Independent Accounting Firm as described in Section 2.08(b). The Allocation shall be binding upon the Purchaser and the Seller and neither party (nor any of their Affiliates) shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with the Allocation unless otherwise required by Law. The Seller and the Purchaser hereby agree to revise the Allocation to reflect any adjustment made to the Purchase Price pursuant to Section 2.08.
          Section 7.10 Options; Restricted Stock.
          (a) In the event that subsequent to the Closing Date any current or former employee of a Company exercises options to purchase stock of the Seller which options were received by such employee in connection with the performance of services for such Company or its Affiliates, as the case may be, and are outstanding on the Closing Date (the “Seller Options”), the Seller and the Purchaser agree and acknowledge that they shall report the exercise of the Seller Options in accordance with Section 7.01(c). The Purchaser shall (or shall cause its Affiliate to), upon the request of the Seller, inform the Seller whether any employee holding Seller Options continues to be employed by a Company and, if not, the date of termination and whether such termination is the result of a layoff or job elimination or a voluntary termination by such employee.
          (b) In the event that subsequent to the Closing Date any current or former employee of a Company becomes vested (in whole or in part) in any restricted stock of the Seller which (i) was received by such employee in connection with the performance of services for such Company or its Affiliates, as the case may be, and (ii) with respect to which an effective election under Section 83(b) of the Code was not made (the “Seller Restricted Stock”), the Seller and the Purchaser agree and acknowledge that they shall report the vesting of the Seller Restricted Stock in accordance with Section 7.10(c). The Purchaser shall (or shall cause its Affiliate to), upon the request of the Seller, inform the Seller whether any employee holding Seller Restricted Stock continues to be employed by a Company and, if not, the date of termination and whether such termination is the result of a layoff or job elimination or a voluntary termination by such employee.
          (c) Upon the exercise of the Seller Options or the vesting of the Seller Restricted Stock, as applicable, the Seller (and not the Purchaser or any of its Affiliates) shall (i) claim the compensation expense deduction associated with such exercise or vesting measured by the fair market value of the Seller stock at the time of such exercise (less the exercise price) or vesting (the “Compensation Deduction”) , (ii) pay all employment and withholding Taxes resulting from such exercise or vesting and (iii) file all Tax Returns related to the payment of such employment and withholding Taxes.
          (d) If, upon the subsequent disposition of an audit or other examination by a Governmental Authority (whether by settlement or otherwise), it is determined that a Compensation Deduction should have been reported by the Purchaser or one of its Affiliates and not by the Seller, then:
          (i) if necessary, the Seller shall notify the Purchaser and shall provide the Purchaser with adequate information so that it can reflect the Compensation Deduction on the appropriate Tax Returns;
          (ii) the Purchaser shall pay the Seller the amount of any Tax benefits actually realized by the Purchaser or any of its Affiliates (either by cash refund or actual reduction in Taxes otherwise payable) that relates to any adjustments resulting from such Compensation Deduction within 30 days of the date such Tax benefits are realized; and
          (iii) notwithstanding the foregoing, the Purchaser shall only be required to take steps to obtain such Tax benefit or to pay the Seller if, in the opinion of the Purchaser’s Tax counsel, which counsel shall be reasonably acceptable to the Seller, the reporting of such Tax benefit shall not subject the Purchaser or any of its Affiliates to the imposition of a penalty unless the Seller agrees to indemnify the Purchaser for such penalty . If the Purchaser shall have made payments hereunder to the Seller in respect of any Compensation Deduction and it shall thereafter be determined that the Purchaser was not entitled to claim all or part of such Compensation Deduction, the Seller shall remit to the Purchaser, promptly upon receipt of notice from the Purchaser, the amount of any such prior payment to the extent attributable to the Compensation Deduction to which Purchaser was determined not to be entitled, plus the amount of any interest and penalties imposed by a taxing authority with respect to any adjustment to Tax attributable to such disallowed Compensation Deduction.

ARTICLE VIII
CONDITIONS TO CLOSING
          Section 8.01 Conditions Precedent to Obligations of the Seller.
     The obligations of the Seller under this Agreement to consummate the transactions contemplated hereunder are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived, in whole or in part, by the Seller:
          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser contained in this Agreement that are not qualified as to materiality shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct in all material respects as of such date. Each of the representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct in all respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct in all respects as of such date.
          (b) Compliance with Covenants. The covenants and agreements contained in this Agreement to be complied with by the Purchaser at or before the Closing shall have been complied with in all material respects.
          (c) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
          (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have terminated.
          (e) Closing Deliveries by the Purchaser. The Purchaser shall be prepared to satisfy all of its obligations under Section 2.06.
          (f) No Actions. No Action by a Governmental Authority shall be pending that seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
          Section 8.02 Conditions Precedent to Obligations of the Purchaser.
     The obligations of the Purchaser under this Agreement to consummate the transactions contemplated hereunder are subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived, in whole or in part, by the Purchaser:
          (a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Seller contained in this Agreement (without giving effect to any materiality or

“Material Adverse Effect” qualification therein) shall be true and correct in all respects as of the Closing (taking into account the Disclosure Schedule Supplement), with the same force and effect as if made as of the Closing, other than such representations and warranties that are made as of another date, which shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualification therein) in all respects as of such date (without taking into account the Disclosure Schedule Supplement), except for such failures to be true and correct as of the Closing that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect.
          (b) Compliance with Covenants. The covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing shall have been complied with in all material respects.
          (c) No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.
          (d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have terminated.
          (e) Closing Deliveries by the Seller. The Seller shall be prepared to satisfy all of its obligations under Section 2.05.
          (f) No Actions. No Action by a Governmental Authority shall be pending that seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
          (g) Audited Financial Statements. The Seller shall have delivered to the Purchaser the Year End Audited Financial Statements with the E&Y Audit Opinion as required by Section 5.05(a) hereof.
          (h) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof and be continuing.
          (i) Long-term vendor agreement. The long-term vendor agreement, dated as of August 7, 2006, between Envoy Corporation and Emdeon Practice Services, shall not have been amended or terminated without the prior written consent of the Purchaser.
ARTICLE IX
INDEMNIFICATION
          Section 9.01 Survival of Representations and Warranties.
     The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing regardless of any investigation made by or on behalf of the Seller or the

Purchaser, for a period of 18 months after the Closing Date; provided, however, that: (a) the representations and warranties contained in Section 3.01, the first sentence of Section 3.02(a), Sections 3.03, 3.21, 4.01, and 4.07 shall survive the Closing indefinitely; (b) the representations and warranties contained in Section 3.16 (to the extent such representations and warranties cover Tax matters) and Section 3.17 shall survive until expiration of the applicable statute of limitations; (c) the representations and warranties contained in Section 3.13 shall survive the Closing for a period of three years after the Closing Date; and (d) the representations and warranties contained in Section 3.14 shall survive the Closing for a period of two years after the Closing Date; provided, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved; and (e) the representations and warranties contained in Section 3.07(b)(i) shall not survive the Closing.
          Section 9.02 Indemnification by the Seller.
     The Purchaser shall be indemnified and held harmless by the Seller for and against all losses, liabilities, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal-department costs and other internal costs and expenses) actually suffered or incurred by it (hereinafter, “Losses”), arising out of or resulting from: (i) the breach of any representation or warranty made by the Seller contained in this Agreement or (ii) the breach of any (A) pre-Closing covenant or agreement by the Seller contained in this Agreement or (B) post-Closing covenant or agreement by the Seller contained in this Agreement or (iii) the matter set forth in Exhibit 9.02.
          Section 9.03 Indemnification by the Purchaser.
     The Seller shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from: (i) the breach of any representation or warranty made by the Purchaser or the Guarantor contained in this Agreement; or (ii) the breach of any (A) pre-Closing covenant or agreement by the Purchaser contained in this Agreement or (B) post-Closing covenant or agreement by the Purchaser contained in this Agreement.
          Section 9.04 Limits on Indemnification.
          (a) No claim may be asserted nor may any Action be commenced against either party for breach of any representation or warranty contained herein, unless written notice of such claim or Action is received by such party, in accordance with Section 9.05, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation or warranty on which such claim or Action is based ceases to survive as set forth in Section 9.01.
          (b) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02 (other than with respect to any breach of Section 11.01(b)) or Section 9.03, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $2,825,000, after which the Indemnifying Party shall be liable only for those

Losses in excess of such amount; (ii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.02 (other than with respect to any breach of Section 11.01(b)) or Section 9.03 shall be an amount equal to $67,800,000; provided, that the Seller’s maximum liability for breach of its representations and warranties in the penultimate sentence in Section 3.03 shall be an amount equal to the Purchase Price; (iii) neither party shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of business reputation relating to the breach or alleged breach of this Agreement or any Ancillary Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the Indemnifying Party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault; provided, however, that the limitation in clause (iii) shall not limit an Indemnifying Party’s obligation to indemnify for any Losses of the types listed in clause (iii) actually suffered or incurred by an Indemnified Party pursuant to a Third-Party Claim; and (iv) no Losses may be claimed under Section 9.02 or Section 9.03 by any Indemnified Party to the extent such Losses are attributable to an adjustment to the Purchase Price pursuant to Section 2.08.
          (c) For all purposes of this Article IX, “Losses” shall be net of (i) any insurance, indemnification or other recoveries actually paid or that would have been paid had the Indemnified Party complied with its obligations in Section 9.06(b) to the Indemnified Party or its Affiliates under any insurance policy or any other Contract in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefits actually realized (either by cash refund or actual reduction of Taxes otherwise payable) net of any Tax detriments actually realized (either by reduction of a cash refund or increase in Taxes otherwise payable) by the Indemnified Party or its Affiliates during or prior to the Tax period in which the indemnification payment is made arising in connection with the accrual, incurrence or payment of any such Losses. If a Tax benefit or Tax detriment is incurred after an indemnification payment has been made, an appropriate adjusting payment shall be made by or to the Indemnified party to give effect to this clause (ii) at the time that such Tax benefit or Tax detriment is actually realized. For purposes of this Article IX and Article VII, any payment of Losses shall first be made out of the Escrowed Funds to the extent available and then by the Seller in accordance with the terms of this Agreement.
          (d) The parties hereto acknowledge that, notwithstanding anything to the contrary contained in this Agreement, the Purchaser and its Affiliates shall have no rights for indemnification or any other recourse or remedy for any and all losses, liabilities, damages, claims, costs and expenses, interest, awards, judgments and penalties under this Agreement arising out of or resulting from or relating to the DOJ Investigation or the SEC Investigation (each as defined in the Indemnity Agreement) or the underlying or related facts and circumstances (“DOJ Losses”). The parties further acknowledge and agree that, following the Closing, the Indemnity Agreement shall be the sole and exclusive remedy of the Purchaser and the Seller and their respective Affiliates for DOJ Losses.
          Section 9.05 Notice of Loss; Third-Party Claims.

          (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the estimated amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except in the event the Indemnified Party’s failure to notify actually prejudices the Indemnifying Party’s ability to defend against such litigation or third-party claim.
          (b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it by or from a third party other than an Affiliate of the Indemnified Party (each, a “Third-Party Claim”) which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and with counsel reasonably satisfactory to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party, which notice from the Indemnifying Party shall include an acknowledgement by the Indemnifying Party of its obligation to indemnify the Indemnified Party for any Losses incurred with respect to such Third Party Claim. In the event any Indemnified Party shall conclude that there is or is reasonably likely to be an actual conflict of interest with the Indemnifying Party, then the Indemnified Party shall be entitled to select separate counsel to act on its behalf and the reasonable fees and expenses of such separate counsel shall be additional indemnifiable Losses under this Article IX. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense and the Indemnifying Party shall in good faith take into account the views of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party to ensure the proper and adequate defense of a Third-Party Claim. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not make any payment toward a settlement of such claim, nor permit to be paid any monies as part of a settlement, unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third-Party Claim. If the Indemnifying Party declines to direct the defense of any such claims or proceeding pursuant to this Section 9.05 and the Indemnified Party proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.
          Section 9.06 Remedies.
          (a) For purposes of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, the Purchaser and the Seller acknowledge and agree (i) that they are not entitled to rely on any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement, including the schedules and exhibits hereto, and the Ancillary Agreements and (ii) that in connection with the Purchaser’s investigation of the Companies, the Purchaser has received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of the Companies and no representation or warranty is being made by or on behalf of the Seller with respect to such matters. The Purchaser and the Seller also acknowledge and agree that (i) following the Closing, except in the case of fraud, the indemnification provisions of Sections 9.02 and 9.03 shall be the sole and exclusive remedies of the Purchaser and the Seller for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.
          (b) Each party shall use commercially reasonable efforts to mitigate its Losses. In furtherance and not in limitation of the foregoing, the Indemnified Party covenants and agrees to use commercially reasonable efforts to pursue recovery for any Losses against any and all relevant insurance policies available to the Indemnified Party promptly, whether before or after any payment by the Indemnifying Party hereunder. In the event any Losses are recoverable under such insurance policies, but are not received before any claim for indemnification is paid pursuant to Section 9.02 or Section 9.03, as applicable, then in the event the Indemnified Party receives any recovery, the amount of such recovery shall be applied to refund any payments made by the Indemnifying Party which would not have been so paid had such recovery been obtained prior to such payment.
          Section 9.07 Tax Matters.
     Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters other than the breach or inaccuracy of any representation or warranty set forth in Section 3.17 shall be solely governed by Article VII and shall not be subject to the provisions of this Article IX.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
          Section 10.01 Termination.
     This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Seller and the Purchaser;

          (b) by either the Seller or the Purchaser if the Closing shall not have occurred by five months from the date hereof (the “Termination Date”); provided, however, that such date may be extended by either the Seller or the Purchaser upon written notice to the other party if a Governmental Authority has issued a supplemental information request in connection with the filings under the HSR Act made in connection with this Agreement, such extension to continue until 10 Business Days after the waiting period under the HSR Act has expired or been terminated; provided, further, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (c) by either the Purchaser or the Seller in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable, or if any Law has been enacted, promulgated or enforced since the date of this Agreement by any Governmental Authority that makes the consummation of the transactions contemplated hereby illegal;
          (d) by the Purchaser if the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 60 days following written notice by the Purchaser; or
          (e) by the Seller if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 60 days following written notice by the Seller.
          Section 10.02 Effect of Termination.
          (a) In the event of termination of this Agreement as provided in Section 10.01, (i) the Purchaser shall return to the Seller all documents and other materials received from the Seller, the Companies and their respective Affiliates or agents and shall destroy all copies of or materials developed from any such documents or other materials relating to the transactions contemplated hereby, whether obtained before or after the date of this Agreement, and (ii) this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (A) as set forth in Section 5.03 and Article XI and (B) that nothing herein shall relieve either party from liability for any willful breach of this Agreement occurring prior to such termination.
          (b) If this Agreement is terminated by the Purchaser pursuant to Section 10.01(d) as a result of the Seller’s breach of Section 5.14, and the Seller enters into an agreement to consummate an Acquisition Proposal within twelve months following such termination, then the Seller shall pay the Purchaser a fee equal to $11,300,000 on the earlier to occur of the execution of the agreement to consummate such Acquisition Proposal or the consummation of such Acquisition Proposal; provided, the Purchaser shall not be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement on the date this Agreement is terminated.

ARTICLE XI
GENERAL PROVISIONS
          Section 11.01 Expenses.
          (a) Except as otherwise specified in this Agreement, all costs and expenses (including fees and disbursements of counsel, financial advisors and accountants) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
          (b) The Seller shall be responsible for the payment in full of all Transaction Expenses.
          Section 11.02 Notices.
     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):
          (a) if to the Seller:
Emdeon Corporation
River Drive Center 2
669 River Drive
Elmwood Park, New Jersey 07407-1371
Attention: General Counsel
Facsimile: (201) 703-3443
with copies (which shall not constitute notice) to:
O’Melveny & Myers LLP
1999 Avenue of the Stars
7 Floor
Los Angeles, California 90067-6035
Attention: Steven Grossman, Esq.
Facsimile: (310) 246-6779

and
O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Spencer D. Klein, Esq.
Facsimile: (212) 326-2061
          (b) if to the Purchaser:
Sage Software, Inc.
56 Technology Drive
Irvine, CA 92618-2301
Attention: General Counsel
Facsimile: (949) 753-1596
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attention: Marc R. Packer, Esq.
Facsimile: (650) 470-4570
          (c) if to the Guarantor:
The Sage Group plc
North Park
Newcastle upon Tyne
NE13 9AA
England
Attention: General Counsel
Facsimile: +44 (191) 294-0002
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attention: Marc R. Packer, Esq.
Facsimile: (650) 470-4570
          Section 11.03 Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
          Section 11.04 Entire Agreement.
     This Agreement, including all exhibits and the Disclosure Schedules, the Disclosure Schedule Supplement, if any, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.
          Section 11.05 Assignment.
     This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser, as the case may be), except that (i) the Purchaser may assign this Agreement, in its sole discretion and without the consent of the Seller, to one or more direct or indirect wholly-owned Subsidiaries of the Guarantor, provided that such assignment shall not relieve the Purchaser of its obligations under this Agreement, and (ii) the Seller may assign this Agreement, in its sole discretion and without the consent of the Purchaser, to any Person who may acquire all or substantially all the assets of the Seller. For the avoidance of doubt, any assignment or attempted assignment by the Guarantor without the express written consent of the Seller shall be null and void and of no force or effect.
          Section 11.06 Amendment.
     This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 11.07.
          Section 11.07 Waiver.
     Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
          Section 11.08 Schedules.
     Any matter, information or item disclosed in the Disclosure Schedule, under any specific representation or warranty or schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is reasonably apparent. The inclusion of any matter, information or item in the Disclosure Schedule shall not be deemed to constitute an admission of any liability by the Seller, any Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality or Material Adverse Effect for the purposes of this Agreement.
          Section 11.09 No Third Party Beneficiaries.
     This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Sections 5.06 and 6.01 (except for the obligations of the Purchaser to the Seller or the Seller to the Purchaser) are statements of intent and no employee or other Person shall have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is or is intended to be a third-party beneficiary thereof.
          Section 11.10 Currency.
     Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
          Section 11.11 Governing Law.
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this

Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
          Section 11.12 Dispute Resolution Procedures.
     (a) Without limiting the rights of the parties in Section 11.14, the parties agree that they will attempt to promptly resolve any dispute, controversy or claim arising out of or relating to this Agreement and the Ancillary Agreements, or the breach, termination, or validity thereof (the “Dispute”) by informal negotiations. Any Dispute which is not settled by the parties within 20 Business Days after notice of such Dispute is given by one party to the other in writing (the “Initial Negotiation Period”, which period may be extended by mutual agreement) shall be referred to the General Counsel of each of the Purchaser and the Seller who are authorized to settle such Disputes on behalf of their respective parties (the “Authorized Representatives”). The Authorized Representatives will meet for negotiations within 20 Business Days after expiration of the Initial Negotiation Period at a time and place mutually acceptable to both Authorized Representatives. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such negotiations shall be admissible for any purpose in any subsequent proceedings, except as required by Law, in the course of an Action or Governmental Order as may be requested or required by a Governmental Authority or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system. Subject to any rights to equitable relief, if the Dispute has not been resolved within 60 days after the end of the Initial Negotiation Period (the “Final Negotiation Period”, which may be extended by mutual agreement), the Dispute will next be submitted to non-binding mediation as described in Section 11.12(b).
          (b) Any Dispute which is not resolved by the parties during either the Initial Negotiation Period or the Final Negotiation Period shall, on the written request of either party (the “Mediation Request”), be submitted to non-binding mediation (the “Mediation”) as described in this Section 11.12(b) in accordance with the Commercial Mediation Rules (the “Mediation Rules”) of the American Arbitration Association (the “AAA”). If no mediator has been agreed upon by the parties within 30 days of receipt by a party of a Mediation Request, then any party may request that the AAA appoint a mediator in accordance with the Mediation Rules. The Mediation shall be held in the location of the principal place of business of the party that did not request the Mediation first. All Mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such Mediation shall be admissible for any purpose in any subsequent proceedings, except as required by Law, in the course of an Action or a Governmental Order as may be requested or required by a Governmental Authority or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system. If the Dispute has not been resolved within 30 days of the appointment of a mediator, within 60 days of receipt by a party or parties of a Mediation Request, or within 90 days of receipt by a party of notice in accordance with Section 11.12(a) (whichever occurs sooner) then, on the demand of any party, any Dispute shall be finally settled through legal action in accordance with Section 11.11. The mediator shall be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the mediator in the performance of its duties hereunder. All such fees and expenses shall be split equally between the parties.

          (c) All applicable statute of limitations and defenses based upon the passage of time shall be tolled while the procedure(s) specified in this Article XI is pending. The parties will take such action, if any, as is required to effectuate such tolling.
          (d) This Section 11.12 shall not become effective unless the Closing shall have occurred.
          Section 11.13 Waiver of Jury Trial.
     Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no Representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that its has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certification in this Section 11.13.
          Section 11.14 Remedies; Specific Performance.
     The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          Section 11.15 Counterparts.
     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMDEON CORPORATION
By:	/s/ Kevin M. Cameron
	Name:	Kevin M. Cameron
	Title:	CEO

SAGE SOFTWARE, INC.
By:	/s/ Ronald F. Verni
	Name:	Ronald F. Verni
	Title:	President and CEO

GUARANTY
          The Guarantor hereby guarantees (the “Guaranty”) the due and timely performance and payment of the obligations of the Purchaser under this Agreement (the “Obligations”). The obligations of the Guarantor hereunder are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor regardless of whether any action is brought against the Purchaser or whether the Purchaser is joined in any such action or actions. The Guaranty is a guaranty of performance and payment when due and not merely of collection. The Guaranty shall be unconditional regardless of any lack of enforceability of this Agreement or any bankruptcy, insolvency or similar proceeding with respect to the Purchaser; provided, however, that the foregoing shall not be deemed to preclude the Guarantor from asserting any of the defenses that would have been available to the Purchaser; provided, further, that the aggregate liability of the Guarantor under this Agreement shall not exceed the Purchase Price.
          THE GUARANTOR MAKES THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 4.01, 4.02, 4.03 AND 4.06, AND AGREES TO COMPLY WITH THE GUARANTY AND WITH SECTIONS 5.04(b), 11.02, 11.05, 11.11 AND 11.13, BUT IS NOT BOUND BY ANY OTHER PROVISION OF THIS AGREEMENT:

THE SAGE GROUP PLC
By:	/s/ Paul Walker
	Name:	Paul Walker
	Title:	Chief Executive

Disclosure Schedule Index

SECTION	TITLE

3.03	Capitalization; Ownership of Shares
3.04	Subsidiaries
3.05	No Conflict
3.06	Government Consents and Approvals
3.07(a)	Financial Information
3.07(b)	Financial Information
3.08	Absence of Undisclosed Liabilities
3.09	Conduct in the Ordinary Course
3.10	Litigation; Governmental Orders
3.11	Compliance with Laws; Governmental Authorizations
3.12	Compliance with HIPAA
3.13	Environmental Matters
3.14	Intellectual Property
3.15	Real Property
3.16(a)	Employee Benefit Matters
3.16(b)	Employee Benefit Matters
3.16(c)	Employee Benefit Matters
3.16(d)	Employee Benefit Matters
3.16(h)	Employee Benefit Matters
3.16(i)	Employee Benefit Matters
3.17	Taxes
3.18(a)	Material Contracts
3.18(b)	Material Contracts
3.19	Insurance
3.20(a)	Labor Relations
3.20(b)	Labor Relations
3.22	Transactions with Related Persons